UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Inspire Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

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March 25, 2011

To Our Stockholders:

You are most cordially invited to attend the 2011 Annual Meeting of Stockholders of Inspire Pharmaceuticals, Inc., or the Annual Meeting, to be held at 8:00 A.M., local time, on Friday, May 6, 2011, at our main office, which is located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617. If you need more specific details regarding the venue for the meeting, please contact us by telephone at (919) 941-9777, extension 219.

The notice of annual meeting of stockholders and proxy statement on the following pages describe the matters to be presented at the Annual Meeting.

We are using the U.S. Securities and Exchange Commission rules that allow companies to provide their proxy materials over the Internet. As a result, we mailed to many of our stockholders a notice instead of a paper copy of the attached proxy statement and our 2010 Annual Report. The notice contains instructions on how to access the proxy materials over the Internet and request paper copies of the proxy materials. Stockholders who did not receive the notice have been sent paper copies of the proxy materials.

It is important that your shares be represented at the Annual Meeting. As a result of changes in applicable law, brokers, banks and nominees may no longer exercise discretionary voting in uncontested elections of directors. Furthermore, brokers, banks and nominees may not exercise discretionary voting with respect to the proposals regarding the compensation of Inspire’s named executive officers (i.e., “say-on-pay”) and the frequency of stockholder voting on the compensation of Inspire’s named executive officers (i.e., “say-when-on-pay”), which are contained in the attached proxy statement in accordance with the applicable new proxy rules. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares, or inform your broker, bank or nominee how you want your shares voted, as soon as possible.

Thank you for your continued support.

Sincerely,

ADRIAN ADAMS

President and Chief Executive Officer

INSPIRE PHARMACEUTICALS, INC.

8081 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 6, 2011

Dear Stockholders:

The Annual Meeting of Stockholders of Inspire Pharmaceuticals, Inc., or the Annual Meeting, will be held on Friday, May 6, 2011, at 8:00 A.M., local time, at our main office, which is located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, to:

(1)	Elect two directors to serve until the Annual Meeting of Stockholders to be held in 2014 and until their successors have been duly elected and qualified;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2011;

(3)	Hold an advisory vote regarding the compensation of our named executive officers;

(4)	Hold an advisory vote regarding the frequency of stockholder voting on the compensation of our named executive officers; and

(5)	Transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on March 9, 2011 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) thereof. A complete list of such stockholders will be open to examination by any stockholder during ordinary business hours at our main office at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617 for a period of 10 days prior to the Annual Meeting and a copy shall be available for examination at the time and place of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement to such effect at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. If you received a notice containing instructions on how to access the proxy materials over the Internet, please vote your proxy in accordance with the notice. Otherwise, if you received a proxy card or voting instruction form by mail, you may submit your proxy card or voting instruction form for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided.

By Order of the Board of Directors,

JOSEPH M. SPAGNARDI

General Counsel and Secretary

Raleigh, North Carolina

March 25, 2011

INSPIRE PHARMACEUTICALS, INC.

8081 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

PROXY STATEMENT

General

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Inspire Pharmaceuticals, Inc., a Delaware corporation (sometimes referred to as we, us, our, the company or Inspire), for use at our 2011 Annual Meeting of Stockholders and at any adjournment(s) thereof, or the Annual Meeting. The Annual Meeting will be held on Friday, May 6, 2011, at 8:00 A.M., local time, at our main office which is located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are making these proxy materials available to you on the Internet or by delivering printed versions of these materials to you by mail on or about March 25, 2011 because our Board of Directors is soliciting your proxy to vote at the Annual Meeting and at any adjournment(s) thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement for the 2011 Annual Meeting, along with a letter and notice to stockholders; and

•	Our 2010 Annual Report to stockholders, including our Form 10-K for the fiscal year ended December 31, 2010.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are using the U.S. Securities and Exchange Commission rule that allows companies to provide their proxy materials over the Internet. As a result, our beneficial stockholders are being mailed a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request a paper copy of the proxy materials by mail.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials contains instructions regarding how to:

•	View our proxy materials for the Annual Meeting and vote on the Internet;

•	Request a paper copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

You may view the proxy materials for our Annual Meeting and our 2010 Annual Report to stockholders on the Internet and vote your shares at www.proxyvote.com. You will need your 12 digit control number provided in the notice about Internet availability to access this website and to vote.

If you choose to receive future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

You may view a copy of this proxy statement, our 2010 Annual Report to stockholders and our 2010 Annual Report on Form 10-K on the Internet at our website, www.inspirepharm.com, under the “Investors” link.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials referenced in the notice. If, at any time, you would like to receive a separate copy of this proxy statement, our Annual Report to stockholders (which contains our Annual Report on Form 10-K), or notice of Internet availability of proxy materials, we will promptly send you additional copies upon written or oral request directed to Jenny Kobin, Vice President of Investor Relations and Corporate Communications, at our offices located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617; telephone (919) 941-9777. If you are a beneficial owner, you can request additional copies of this proxy statement, our Annual Report to stockholders and notice of Internet availability of proxy materials or request a change in your householding status by notifying your broker, bank or nominee.

What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

You may receive more than one notice and/or more than one paper copy of the proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one paper copy of the proxy materials. To vote all of your shares by proxy, you must vote over the Internet with respect to each name in which you hold shares, and/or sign and return each proxy card, to ensure that all of your shares are voted.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries.

A number of brokers, banks and nominees with account holders who are Inspire stockholders may be householding our proxy materials. In such circumstances, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by such broker, bank or nominee from one or more of the affected stockholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs.

Who can vote at the Annual Meeting and how do I vote?

Only stockholders of record of our common stock at the close of business on March 9, 2011, the record date, will be entitled to vote at the Annual Meeting and at any adjournment(s) thereof. On the record date, there were 83,278,650 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 9, 2011, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting, or at any adjournment(s) thereof, or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee

If on March 9, 2011, your shares of common stock were held in an account at a brokerage firm, bank, or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials, including instructions how to vote by proxy, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or nominee.

On July 1, 2009, the Securities and Exchange Commission approved a change to a rule that eliminated the ability of brokers, banks and nominees to exercise discretionary voting in uncontested elections of directors for stockholder meetings held on or after January 1, 2010. This means that your broker, bank or nominee may not vote your shares for the election of directors at the Annual Meeting unless you inform the broker, bank or nominee how you want your shares voted.

On January 25, 2011, the Securities and Exchange Commission adopted new proxy rules providing for advisory votes regarding the compensation of our named executive officers (i.e., “say-on-pay”) and the frequency of stockholder voting on the compensation of our named executive officers (i.e., “say-when-on-pay”). The proposals relating to these two advisory votes are contained in Proposal No. 3 and Proposal No. 4 to this Proxy Statement. The new rules of the Securities and Exchange Commission provide that brokers, banks and nominees may not exercise discretionary voting in relation to either of these advisory votes. This means that your broker, bank or nominee may not vote your shares regarding the compensation of our named executive officers or the frequency of stockholder voting on the compensation of our named executive officers at the Annual Meeting unless you inform the broker, bank or nominee how you want your shares voted.

What proposals will be voted on at the Annual Meeting?

The following proposals are scheduled to be voted at the Annual Meeting:

•	The election of two directors to serve until the Annual Meeting of Stockholders to be held in 2014 and until their successors have been duly elected and qualified;

•

The ratification of the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2011;

•	An advisory vote regarding the compensation of our named executive officers; and

•	An advisory vote regarding the frequency of stockholder voting on the compensation of our named executive officers.

Also, the Annual Meeting may involve the consideration of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

What is the Board of Directors’ voting recommendation?

Our Board of Directors recommends that you vote your shares as follows:

•	FOR all nominees for election as directors under Proposal No. 1;

•

FOR the ratification of the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2011 under Proposal No. 2;

•	FOR the approval of the compensation of our named executive officers under Proposal 3; and

•	In favor of including an advisory vote on executive compensation in our proxy statements relating to our annual stockholder meeting EVERY ONE (1) YEAR.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

What if I return a proxy card but do not make specific choices?

If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors. If any other matter is properly presented at the meeting (or any adjournment(s) thereof), your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to our Secretary. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a valid proxy card from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What is the quorum requirement?

We must have a quorum to conduct any business at the Annual Meeting. This means that at least a majority of our outstanding shares eligible to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present. In addition, shares of our common stock held by brokers, banks or nominees that are voted for at least one matter at the Annual Meeting will be counted as being present for purposes of determining a quorum for all matters, even if the beneficial owner’s discretion has been withheld for voting on some or all other matters, which is commonly referred to as a “broker non-vote”.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count each vote, including each “For”, “Against” and “Withhold Authority” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as a vote “Against”. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. With respect to the election of directors, a stockholder may vote “For” or “Withhold Authority”. Votes indicating “Withhold Authority” will be counted as a vote against the nominee. With respect to Proposal No. 4, the advisory vote regarding the frequency of voting on the compensation of our named executive officers, a stockholder may vote on the frequency of votes, i.e., every “One”, “Two”, or “Three” years, or “Abstain”. For all other proposals, a stockholder may indicate “For”, “Against” or “Abstain”.

For Proposal No. 4, the advisory vote regarding the frequency of voting on the compensation of our named executive officers, each shareholder will be entitled to one vote for each share of our common stock held and the frequency (every one, two or three years) that receives the highest number of votes will be deemed to be the choice of the shareholders.

How many votes are needed to approve each proposal?

The election of directors requires a plurality of the votes cast. The choice of the stockholders on the advisory vote regarding the frequency of voting on the compensation of our named executive officers will be determined by the plurality of the votes cast on such proposal. All other proposals submitted to the stockholders require the affirmative vote of a majority of the shares present in person or by proxy at the meeting.

May I propose actions for consideration at next year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future annual stockholder meetings in accordance with the procedures set forth below:

To be included in our proxy statement and proxy card for the 2012 Annual Meeting of Stockholders, stockholder proposals must be received by us on or before November 26, 2011. Proposals should be directed to the attention of Joseph M. Spagnardi, General Counsel and Secretary at our offices located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

In addition, if a stockholder wishes to present a proposal or a director nomination at our 2012 Annual Meeting of Stockholders which is not intended to be included in the proxy statement for that meeting, we must receive written notice of the stockholder proposal or nomination between January 7, 2012 and February 6, 2012. If we do not receive timely notice of such proposal or nomination, we will retain discretionary authority to vote proxies on such proposal or nomination even if it is not specifically reflected on the proxy card and stockholders have not had an opportunity to vote on the proposal or nomination by proxy. Nominations should be directed in writing and sent by registered or certified mail, return receipt requested to: the Corporate Governance Committee, Attention: Chairperson, c/o Inspire Pharmaceuticals, Inc. – Secretary, 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617. See “Corporate Governance – Meetings and Committees of our Board of Directors” for further information regarding nominees.

How can I communicate with the Board of Directors?

Stockholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to The Board of Directors, Inspire Pharmaceuticals, Inc., 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617 or by sending an email to BoardOfDirectors@inspirepharm.com. This information is also set forth on our website at www.inspirepharm.com.

Who bears the costs of soliciting proxies?

We will pay all expenses of soliciting proxies to be voted at our Annual Meeting. After the proxies are initially distributed, we may use the services of our officers and employees to solicit proxies by mail, telephone or in person. Except for the services provided by Computershare Trust Company, N.A., we have not engaged a proxy solicitor and therefore do not expect to incur any additional proxy solicitation fees. After the notices regarding Internet availability of the proxy materials are initially distributed, we will ask brokers, banks, nominees and other record holders to forward copies of the proxy materials to people for whom they hold shares of our common stock that request a paper copy of the proxy materials. We will reimburse brokers and banks for reasonable expenses they incur in forwarding paper copies of the proxy materials to beneficial holders. We have retained our transfer agent, Computershare Trust Company, N.A., to aid in the solicitation, at an estimated cost of approximately $2,500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were, as of March 1, 2011, approximately 50 holders of record and approximately 7,400 beneficial holders of our common stock. The following table sets forth certain information that reflects, unless otherwise noted, as of March 1, 2011, holdings of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date, based upon currently available Schedules 13G and other reports filed with the Securities and Exchange Commission; (ii) each of our directors, nominees and named executive officers (which includes our former principal executive officer and a former executive officer); and (iii) all directors and executive officers as a group. The address of each 5% beneficial owner or entity listed in the table below is set forth in the footnote corresponding to such stockholder.

Name	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(2)
(i) 5% Beneficial Owners:

Warburg Pincus Private Equity IX, L.P.(3)	22,907,488	27.5%

Wellington Management Company, LLP(4)	5,153,635	6.2%

S.A.C. Capital Advisors(5)	4,931,234	5.9%

(ii) Directors, Nominees and Named Executive Officers:

George B. Abercrombie(6)	18,681	*

Adrian Adams(7)	291,665	*

R. Kim Brazzell, Ph.D.(8)	239,729	*

Kip A. Frey(9)	189,689	*

Alan F. Holmer(10)	68,955	*

Nancy J. Hutson, Ph.D.(11)	131,534	*

Charles A. Johnson, M.B., Ch.B.(12)	0	*

Richard S. Kent, M.D.(13)	149,123	*

Andrew I. Koven(14)	192,779	*

Kenneth B. Lee, Jr.(15)	226,501	*

Jonathan S. Leff(16)	23,025,111	27.6%

Christy L. Shaffer, Ph.D.(17)	1,182,847	1.4%

Thomas R. Staab, II(18)	258,863	*

Benjamin R. Yerxa, Ph.D.(19)	247,974	*

(iii) All directors and executive officers as a group (14 persons)(20)	25,285,758	29.7%

*	Less than one percent
(1)	Beneficial ownership includes all options which are exercisable and restricted stock units which will have vested within 60 days of March 1, 2011. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them.
(2)	Applicable percentage of beneficial ownership is based on 83,231,720 shares of our common stock outstanding on March 1, 2011, unless otherwise noted.
(3)	Based on a Form 4 filed with the Securities and Exchange Commission on August 10, 2009, which reported beneficial ownership as of August, 10, 2009, by Warburg Pincus Private Equity IX, L.P.

(“Warburg”), Warburg Pincus IX, LLC, a New York limited liability company and the sole general partner of Warburg (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP IX LLC (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company that manages Warburg (“WP LLC”), Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC (“WP”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. Warburg is the direct record owner of the 22,907,488 shares of common stock. Due to their respective relationships with Warburg and each other, each of WP IX LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy may be deemed to beneficially own the shares. Each of WP, WPP LLC, WP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of the common stock except to the extent of any indirect pecuniary interest therein. The address of Warburg is 466 Lexington Avenue, New York, NY 10017.

(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011, which reported beneficial ownership as of December 31, 2010, by Wellington Management Company, LLP. Such Schedule 13G discloses that Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 5,153,635 shares of our common stock which are held of record by clients of Wellington Management. The address of Wellington Management is 280 Congress Street, Boston, MA 02210.
(5)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011, which reported beneficial ownership as of December 31, 2010, by: (i) S.A.C. Capital Advisors, L.P. (“SAC Capital Advisors LP”) with respect to shares of our common stock beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant Fund”); (ii) S.A.C. Capital Advisors, Inc. (“SAC Capital Advisors Inc.”) with respect to shares beneficially owned by SAC Capital Advisors LP, SAC Capital Associates and SAC MultiQuant Fund; (iii) SAC Capital Associates with respect to shares beneficially owned by it; (iv) CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) with respect to shares beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); and (v) Steven A. Cohen with respect to shares beneficially owned by SAC Capital Advisors LP, SAC Capital Advisors Inc., SAC Capital Associates, SAC MultiQuant Fund, CR Intrinsic Investors and CR Intrinsic Investments. SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors, and Mr. Cohen own directly no shares. Pursuant to an investment management agreement, SAC Capital Advisors LP maintains investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant Fund. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors LP. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors Inc. and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. As of December 31, 2010, by reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 4,931,234 shares and (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to beneficially own 200,000 shares. Each of SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors, and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this footnote, and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments. The address of the principal business office of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors, and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902; and (ii) SAC Capital Associates is Victoria House, P.O. Box 58, The Valley, Anguilla, British West Indies.
(6)	Includes 1,099 shares of common stock held by Mr. Abercrombie. Also includes 17,582 shares of common stock underlying stock options granted to Mr. Abercrombie which will have vested within 60 days after March 1, 2011. Does not include 13,923 shares of common stock underlying stock options and 19,612 shares of common stock underlying restricted stock units granted to Mr. Abercrombie, which will not have vested within 60 days after March 1, 2011.
(7)

Includes 176,041 shares of common stock held by Mr. Adams. Also includes 102,082 shares of common stock underlying stock options and 13,542 shares of common stock underlying restricted stock units granted to Mr. Adams which will have vested within 60 days after March 1, 2011. Does not include 247,918 shares of common stock underlying stock options and 555,772 shares of common stock underlying restricted stock units granted to Mr. Adams, which will not have vested within 60 days after March 1, 2011.
(8)	Includes 223,729 shares of common stock underlying stock options and 16,000 shares of common stock underlying restricted stock units granted to Dr. Brazzell which will have vested within 60 days after March 1, 2011. Does not include 134,771 shares of common stock underlying stock options and 36,645 shares of common stock underlying restricted stock units granted to Dr. Brazzell, which will not have vested within 60 days after March 1, 2011.
(9)	Includes 2,000 shares of common stock held by Mr. Frey’s children. Also includes 187,689 shares of common stock underlying stock options granted to Mr. Frey which will have vested within 60 days after March 1, 2011. Does not include 2,541 shares of common stock underlying stock options and 6,873 shares of common stock underlying restricted stock units granted to Mr. Frey, which will not have vested within 60 days after March 1, 2011.
(10)	Includes 3,000 shares of common stock held by Mr. Holmer. Also includes 65,955 shares of common stock underlying stock options granted to Mr. Holmer which will have vested within 60 days after March 1, 2011. Does not include 5,041 shares of common stock underlying stock options and 6,873 shares of common stock underlying restricted stock units granted to Mr. Holmer, which will not have vested within 60 days after March 1, 2011.
(11)	Includes 14,800 shares of common stock held by Dr. Hutson. Also includes 116,734 shares of common stock underlying stock options granted to Dr. Hutson which will have vested within 60 days after March 1, 2011. Does not include 2,541 shares of common stock underlying stock options and 6,873 shares of common stock underlying restricted stock units granted to Dr. Hutson, which will not have vested within 60 days after March 1, 2011.
(12)	Does not include 250,000 shares of common stock underlying stock options and 177,524 shares of common stock underlying restricted stock units granted to Dr. Johnson, which will not have vested within 60 days after March 1, 2011.
(13)	Includes 149,123 shares of common stock underlying stock options granted to Dr. Kent which will have vested within 60 days after March 1, 2011. Does not include 2,541 shares of common stock underlying stock options and 6,873 shares of common stock underlying restricted stock units granted to Dr. Kent, which will not have vested within 60 days after March 1, 2011.
(14)	Includes 142,779 shares of common stock held by Mr. Koven. Also includes 50,000 shares of common stock underlying stock options granted to Mr. Koven which will have vested within 60 days after March 1, 2011. Does not include 150,000 shares of common stock underlying stock options and 284,291 shares of common stock underlying restricted stock units granted to Mr. Koven, which will not have vested within 60 days after March 1, 2011.
(15)	Includes 2,400 shares of common stock held by Mr. Lee. Also includes 224,101 shares of common stock underlying stock options granted to Mr. Lee which will have vested within 60 days after March 1, 2011. Does not include 3,812 shares of common stock underlying stock options and 10,309 shares of common stock underlying restricted stock units granted to Mr. Lee, which will not have vested within 60 days after March 1, 2011.
(16)	Includes 117,623 shares of common stock underlying stock options granted to Mr. Leff which will have vested within 60 days after March 1, 2011 and 22,907,488 shares of common stock beneficially owned by Warburg. Does not include 2,541 shares of common stock underlying stock options and 6,873 shares of common stock underlying restricted stock units granted to Mr. Leff, which will not have vested within 60 days after March 1, 2011. Mr. Leff is a general partner of Warburg Pincus & Co., and a managing director and member of WP LLC. As such, Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934) in an indeterminate portion of the shares reported as beneficially owned by Warburg. Mr. Leff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. The address of Mr. Leff is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017. See footnote 3 above.
(17)	Includes 354,047 shares of common stock held by Dr. Shaffer and 800 shares of common stock held by Dr. Shaffer’s children. Also includes 778,000 shares of common stock underlying stock options and 50,000 shares of common stock underlying restricted stock units granted to Dr. Shaffer which will have vested within 60 days after March 1, 2011. Dr. Shaffer resigned as President and CEO effective February 22, 2010.

(18)	Includes 2,000 shares of common stock held by Mr. Staab. Also includes 240,863 shares of common stock underlying stock options and 16,000 shares of common stock underlying restricted stock units granted to Mr. Staab which will have vested within 60 days after March 1, 2011. Does not include 145,437 shares of common stock underlying stock options and 43,446 shares of common stock underlying restricted stock units granted to Mr. Staab, which will not have vested within 60 days after March 1, 2011.
(19)	Includes 32,257 shares of common stock held by Dr. Yerxa. Also includes 199,717 shares of common stock underlying stock options and 16,000 shares of common stock underlying restricted stock units granted to Dr. Yerxa which will have vested within 60 days after March 1, 2011. Dr. Yerxa resigned as Executive Vice President, and Chief, Research and Development effective August 1, 2010.
(20)	Includes an aggregate of 1,956,459 shares of common stock underlying stock options and 77,542 shares of common stock underlying restricted stock units granted to all of the current directors and executive officers as a group which will have vested within 60 days after March 1, 2011. Does not include an aggregate of 1,221,838 shares of common stock underlying stock options and 1,230,594 shares of common stock underlying restricted stock units, which will not have vested within 60 days after March 1, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, our Board of Directors is divided into three classes: Class A, Class B and Class C, with each class consisting, as nearly as possible, of an equal number of directors. There are currently eight members of our Board of Directors. At the Annual Meeting, the two Class B Directors are to be duly elected to hold office until the Annual Meeting of Stockholders to be held in 2014 and until their successors shall have been elected and qualified, or until such director’s earlier death, resignation, or removal. The nominees for election to our Board of Directors are Kip A. Frey and Kenneth B. Lee, Jr.

The following tables set forth information regarding: (i) the current Class B Directors who have been nominated for election to our Board of Directors at the Annual Meeting; and (ii) the Class C and Class A Directors whose terms of office do not expire as of, and who will continue to serve after, the date of the Annual Meeting. The information includes a brief discussion of each director’s experience, qualifications, attributes or skills that led to the conclusion that such director should be nominated or continue to serve as a director.

Class B Director Nominees Subject to Election at the Annual Meeting

Class B Director Nominees for Terms Ending in 2014	Present Position, Age and Recent Business Experience
Kip A. Frey

Kip A. Frey, age 52, has served as a director and as a member of our Audit Committee since June 2002, as the Chairman of our Corporate Governance Committee since September 2002, and as the Chairman of our Finance Committee since November 2010. In November 2009, Mr. Frey became the President and CEO of Zenph Sound Innovations, Inc., a music software company backed by Intersouth Partners. From 2001 until November 2009, Mr. Frey was a Partner with Intersouth Partners, one of the most active and experienced venture capital firms in the Southeast. Mr. Frey is also currently an adjunct professor at Duke University. He has taught at Duke since 1994 teaching intellectual property law, entrepreneurship and policy.

Mr. Frey is qualified to serve as a director because of his breadth of experience with life sciences and other technology-based companies, as well as his executive, legal and financial expertise. Prior to joining our Board, he served as 2001-2002 Chairman of the Council for Entrepreneurial Development in Research Triangle Park, North Carolina. He was the Vice President and General Manager of Dynamic Commerce Applications for Siebel Systems from 2000 until 2001. Additionally, between 1998 and 2000, he served as the President and Chief Executive Officer of OpenSite Technologies, Inc., a software company acquired by Siebel Systems in May 2000. Mr. Frey has been the leader and architect of three of Research Triangle Park’s most notable entrepreneurial ventures, Ventana Communications Group, Accipiter, Inc. and OpenSite Technologies, Inc. He is a member of the Board of Directors of Durham Academy and several local civic and charitable organizations. In 1999, Digital South Magazine named him the Southeast’s top CEO. Mr. Frey is a Phi Beta Kappa graduate of the University of Southern California Film School and of Duke Law School.

Class B Director Nominees for Terms Ending in 2014	Present Position, Age and Recent Business Experience
Kenneth B. Lee, Jr.

Kenneth B. Lee, Jr., age 63, has served as a director since September 2003 and as Chairman of the Board since February 2005. He has also served as a member of our Compensation Committee and Chairman of our Audit Committee since 2003, serves as our Audit Committee Financial Expert, and has served as a member of our Finance Committee since November 2010. Mr. Lee is currently a General Partner with Hatteras Venture Partners, LLC (formerly BioVista Capital, LLC), which he joined in 2003. Prior to that, he served as President of A.M. Pappas & Associates, LLC, a venture capital concern. He serves on the boards of two other public companies: Maxygen, Inc. and Pozen Inc. At Maxygen, Inc., he serves on the compensation committee, and at Pozen Inc. he serves on the audit committee and the compensation committee.

Mr. Lee is qualified to serve as a director because he has more than 35 years of experience with life sciences and other technology-based companies, as well as his accounting expertise. He brings a wealth of experience to our Audit and Compensation Committees as a former Ernst & Young Partner, where he was employed for 29 years, and was instrumental in the founding and successful development of the Ernst & Young life science practice in the San Francisco Bay Area. Furthermore, during his tenure with Ernst & Young, he co-founded the National Conference on Biotechnology Ventures, the International Strategic Partnering Conference and the Palo Alto Center for Strategic Transactions. Mr. Lee previously served on the boards of CV Therapeutics from 2002 to 2009, Abgenix, Inc. from 2003 to 2006 and OSI Pharmaceuticals from 2007 to 2010. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

Class C and Class A Directors Not Subject to Election at the Annual Meeting:

Class C Directors for Terms Ending in 2012	Present Position, Age and Recent Business Experience
Alan F. Holmer

Alan F. Holmer, age 61, has served as a director since February 2009, as a member of our Corporate Governance Committee since March 2009 and as a member of our Development Committee since June 2010. Mr. Holmer previously served for two years on Inspire’s Board and as a member of the Corporate Governance Committee and the Compensation Committee, resigning in February 2007 to accept an appointment in the U.S. Treasury Department. In January 2009, Mr. Holmer completed service as Special Envoy for China and the Strategic Economic Dialogue, a position to which he was appointed by Secretary of the Treasury, Henry M. Paulson, Jr.

Mr. Holmer is qualified to serve as a director as a result of his significant experience in the healthcare industry, as well as his significant expertise in handling legal, international trade and governmental issues. Prior to his initial service on our Board of Directors, for nearly ten years he was the President and CEO of the Pharmaceutical Research and Manufacturers of America (PhRMA), an organization that represents the interests of leading pharmaceutical and biotechnology companies. In addition to his pharmaceutical industry experience, Mr. Holmer has significant expertise in handling legal, international trade and governmental issues, having held various positions within the office of the U.S. Trade Representative, the Commerce Department and the White House,

Class C Directors for Terms Ending in 2012	Present Position, Age and Recent Business Experience
including serving as Deputy U.S. Trade Representative with rank of Ambassador. Mr. Holmer also served as a partner at the international law firm, Sidley & Austin (now Sidley Austin LLP), and as an associate at Steptoe & Johnson LLP. Mr. Holmer has been involved in many community service organizations, included currently serving as the Chairman of the Board of the Metropolitan Washington, D.C. Chapter of the Cystic Fibrosis Foundation and the Chair of the chapter’s Volunteer Leadership Initiative. He also served as Co-Chairman of the President’s Advisory Council on HIV/AIDS. Mr. Holmer received an A.B. degree from Princeton University and a J.D. from Georgetown University Law Center.

Nancy J. Hutson, Ph.D.

Nancy J. Hutson, Ph.D., age 61, has served as a director and as a member of our Compensation Committee since October 2006. She has also served as the Chairperson of our Development Committee since March 2009. She previously served as a member of our Audit Committee from June 2008 until March 2009. Dr. Hutson retired from Pfizer, Inc, where she spent 25 years in various research and leadership positions, most recently serving as Senior Vice President, Global Research and Development and Director of Pfizer’s largest pharmaceutical R&D site, known as Groton/New London Laboratories. She serves on the Boards of Directors of Cubist Pharmaceuticals, Inc. and Endo Pharmaceuticals, Inc.

Dr. Hutson is qualified to serve as a director as a result of her extensive knowledge and experience in the pharmaceutical industry. Before retiring from Pfizer as a senior executive, Dr. Hutson was an active member of numerous committees, serving as Chair of the Groton/New London Laboratories Leadership Team and the Exploratory Development Strategy Team, and as a member of the Worldwide Development Operations Group, Senior Leadership Team, and the Pharmaceuticals Steering Committee, among others. She was also a sponsor of the Network of Executive Women where she served as a mentor for senior women at Pfizer Global Research & Development. In January 2006, she was awarded a Women of Innovation award by the Connecticut Technology Council for research innovation and leadership for her work at Pfizer’s Groton/ New London Laboratories, where she led 4,500 scientists and managed a budget in excess of $1 billion. She has authored or co-authored more than 45 academic research papers and abstracts. She has served on various community boards, including the African Medical and Research Foundation, the University of Connecticut Health Science Center, and the Connecticut Business & Industry Association. Dr. Hutson received her B.A. in General Biology from Illinois Wesleyan University and her Ph.D. in Physiology and Biochemistry from Vanderbilt University. She completed a post-doctoral fellowship at the Diabetes and Endocrinology Center at Vanderbilt and a post-doctoral fellowship in the Department of Clinical Biochemistry at the University of Oxford.

Jonathan S. Leff

Jonathan S. Leff, age 42, has served as a director and as a member of our Corporate Governance Committee since July 2007, and as a member of our Finance Committee since November 2010. Since January 2000, he has served as a General Partner of Warburg, Pincus & Company, which is the managing partner of Warburg Pincus LLC and as a Member and Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC

Class C Directors for Terms Ending in 2012	Present Position, Age and Recent Business Experience

and prior to that, he served as an Associate from July 1996 to December 1998. He is a director of Allos Therapeutics, Inc., InterMune, Inc., Protox Therapeutics, Inc. and Talon Therapeutics, Inc. and several privately held companies.

Mr. Leff is qualified to serve as a director as a result of his significant experience in the pharmaceutical industry, including his responsibility for Warburg Pincus’ investment activities in biotechnology, pharmaceuticals and related industries. Prior to joining Warburg Pincus, he was a consultant at Oliver, Wyman & Co. Pursuant to the terms of a Securities Purchase Agreement with Warburg, dated as of July 17, 2007, and based on Warburg’s ownership interest in Inspire, Mr. Leff was appointed as an investor designee to our Board pursuant to Warburg’s right of designation. Mr. Leff received an A.B. in Government from Harvard College and a M.B.A. from the Stanford University Graduate School of Business.

Class A Directors for Terms Ending in 2013	Present Position, Age and Recent Business Experience
George B. Abercrombie

George B. Abercrombie, age 56, has served as a director and as a member of our Audit Committee since March 2010. Previously, he served as the President and Chief Executive Officer of Hoffmann-La Roche Inc. and Head of North American Pharmaceutical Operations from 2001 through December 2009. During this time, he led the North American Pharmaceutical Operations for the Roche Group in the U.S. and Canada. Under his leadership, Roche achieved leading market share positions for key marketed products, strengthening the value of Roche’s U.S. business. Prior to Roche, Mr. Abercrombie served as Senior Vice President, Commercial Operations at Glaxo Wellcome Inc., from 1997 to 2001. In this role, Mr. Abercrombie was responsible for all commercial operations in the United States, including pharmaceutical sales and marketing, managed care, business planning and development and late-stage clinical drug studies for the entire U.S. portfolio. Mr. Abercrombie held positions as Vice President and General Manager, Business Operations, and Vice President and General Manager of the Glaxo Pharmaceuticals Division from 1993 through 1997. Prior to Glaxo, Mr. Abercrombie spent ten years at Merck & Co., Inc., where he held a broad range of positions in sales, marketing, executive sales management and business development. From April 2010 to November 2010, Mr. Abercrombie served as a director and member of the compensation and governance committees at ZIOPHARM Oncology, Inc.

Mr. Abercrombie is qualified to serve as a director due to his wealth of executive management experience and because he has been the lead on many commercial activities in the pharmaceutical industry. He has been involved with various industry associations such as the University of North Carolina School of Pharmacy Foundation and the Duke University Fuqua School of Business Health Sector Advisory Board, the Board of Directors for the Pharmaceutical Research and Manufacturers of America (PhRMA) and the Johns Hopkins School of Hygiene and Public Health. He is also a member of the Board of Directors of Project HOPE, an organization dedicated to achieving sustainable advances in health care around the world. Mr. Abercrombie holds a B.S. in Pharmacy from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School.

Class A Directors for Terms Ending in 2013	Present Position, Age and Recent Business Experience
Adrian Adams

Adrian Adams, age 60, has served as our President and Chief Executive Officer and as a director since February 2010. Prior to joining Inspire, Mr. Adams served as President and Chief Executive Officer of Sepracor Inc. from December 2006 until February 2010. Under Mr. Adams’ leadership, Sepracor conducted multiple strategic business development activities, including the in-licensing of seven products and out-licensing deals with two major pharmaceutical companies, prior to its acquisition by Dainippon Sumitomo Pharma Co. Prior to joining Sepracor, Mr. Adams was President and Chief Executive Officer of Kos Pharmaceuticals, Inc. from 2002 until the acquisition of the company by Abbott Laboratories in December 2006. During his tenure he led the transformation of Kos into a fully integrated and profitable pharmaceutical company with annual revenues approaching one billion dollars.

Mr. Adams is qualified to serve as a director because he is a highly qualified pharmaceutical executive with over 30 years of experience in both specialty and large pharmaceutical organizations. In addition to Kos and Sepracor, he has had careers with ICI, SmithKline Beecham and Novartis. Mr. Adams has a broad background encompassing research and development, sales, international and national product marketing, business development and extensive general management experience. Mr. Adams received a B.S. in Chemistry from Salford University in the U.K. Mr. Adams serves as a director of Amylin Pharmaceuticals.

Richard S. Kent, M.D.

Richard S. Kent, M.D., age 61, has served as a director and as a member of the Compensation Committee since June 2004. He has also served as the Chairman of our Compensation Committee since September 2004, and as a member of the Development Committee since March 2009. He previously served as a member of our Corporate Governance Committee from June 2004 through March 2009. Dr. Kent is currently a Partner with Intersouth Partners, one of the most active and experienced venture capital firms in the Southeast. From 2002 until April 2008, Dr. Kent served as the President and Chief Executive Officer of Serenex, Inc. until its sale to Pfizer, Inc. and served as President and Chief Executive Officer of Ardent Pharmaceuticals, Inc. from 2001 until joining Serenex.

Dr. Kent is qualified to serve as a director as a result of the breadth and significance of his experience as a former CEO and as a physician with more than 20 years of global pharmaceutical experience, including serving as Senior Vice President, Global Medical Affairs, and Chief Medical Officer of GlaxoSmithKline. Prior to GlaxoSmithKline, Dr. Kent held senior positions at Glaxo Wellcome Inc. and Burroughs Wellcome Co. At Glaxo Wellcome, he was Vice President, U.S. Medical Affairs and Group Medical Director, from 1998 through 2001, in addition to serving on the Board of Directors of Glaxo Wellcome and other senior level operating committees responsible for directing the development and commercialization of the company’s products. Prior to such time, at Burroughs Wellcome, he was International Director of Medical Research. Dr. Kent is chairman of the board of directors of Aldagen, Inc., a privately held company. He serves on Aldagen’s compensation and audit committees. He is also a member of the board of directors of Cempra Pharmaceuticals, a privately held company, where he is also a member of the compensation and audit committees. Additionally, Dr. Kent has supervised

Class A Directors for Terms Ending in 2013	Present Position, Age and Recent Business Experience
dozens of Investigational New Drug Applications and over 20 successful New Drug Applications (and equivalent submissions in Europe and the rest of the world) in a wide range of therapeutic areas including CNS, Antivirals, HIV, Respiratory, Gastrointestinal, Anesthesia/Critical Care, Cardiovascular, and Oncology. Dr. Kent received his undergraduate degree from the University of California, Berkeley and his medical degree from the University of California, San Diego. He completed his medical training at Harvard (Peter Bent Brigham Hospital), Stanford University Medical Center and Duke University Medical Center, and was a member of Duke University’s medical faculty. He is Board certified in both internal medicine and cardiology.

The Corporate Governance Committee of our Board of Directors has nominated, and our Board of Directors has ratified, the nomination of Kip A. Frey and Kenneth B. Lee, Jr. for election at the Annual Meeting as Class B Directors, whose terms will expire at the Annual Meeting of Stockholders in 2014, if elected at the Annual Meeting.

If the enclosed proxy is properly executed and received, or if you vote electronically, in time for the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as Class B Directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by our Board of Directors to replace such nominee or, in lieu thereof, our Board of Directors may reduce the number of directors. Our Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The nominees have consented to being named in this proxy statement and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees set forth herein.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

CORPORATE GOVERNANCE

Independence of Directors

Seven of the eight members of our Board of Directors (the entire Board of Directors, with the exception of Mr. Adams, our President and Chief Executive Officer) are “independent”, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market LLC, or Nasdaq, as affirmatively determined by our Board of Directors.

Meetings and Committees of our Board of Directors

During the year ended December 31, 2010, there were ten meetings of our Board of Directors. Each incumbent director attended at least 75% of the meetings of our Board of Directors and any committee or committees on which he or she served, during the period of time that such director served on such committee or committees. It is our policy that all nominees or directors standing for election at an annual meeting of stockholders attend such annual meeting. All persons serving or nominated to serve on our Board of Directors at the time of our 2010 Annual Meeting of Stockholders attended such meeting. Our Board of Directors has established an Audit Committee, a Corporate Governance Committee, a Compensation Committee, a Development Committee and a Finance Committee.

Below is a table showing the structure and membership of the standing committees of our Board of Directors as of March 9, 2011.

Board Member	Audit Committee	Compensation Committee	Corporate Governance Committee	Development Committee	Finance Committee
George B. Abercrombie	M
Adrian Adams
Kip A. Frey	M		C		C
Alan F. Holmer			M	M
Nancy J. Hutson, Ph.D.		M		C
Richard S. Kent, M.D.		C		M
Kenneth B. Lee, Jr.	C	M			M
Jonathan S. Leff			M		M

C = Committee Chairman, M = Committee Member.

The Audit Committee currently consists of Mr. Lee, as chairperson, Mr. Abercrombie and Mr. Frey. Mr. Holmer served on the Audit Committee from March 2009 until June 2010, at which time he joined the Development Committee. Mr. Abercrombie joined the Audit Committee in March 2010. Messrs. Abercrombie, Lee, Frey, and Holmer are “independent”, as defined in Nasdaq Rules 4200(a)(15) and 4350(d)(2)(A) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as affirmatively determined by our Board of Directors. Our Board of Directors has also determined that Mr. Lee is an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission. Pursuant to guidelines established by a written charter adopted by our Board of Directors, a copy of which is located on our website at www.inspirepharm.com, our Audit Committee assists our Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared, that there is consistent application of generally accepted accounting principles, and that there is compliance with management’s policies and procedures. In performing these functions, our Audit Committee meets periodically with the independent registered public accounting firm (including meeting in an executive session without management present) and management to review their work and confirm that they are properly discharging their respective responsibilities. Our Audit Committee met six times during 2010. The Audit Committee Report is included elsewhere in this proxy statement.

Our Corporate Governance Committee currently consists of Mr. Frey, as chairperson, Mr. Holmer and Mr. Leff, each of whom is “independent”, as defined in Nasdaq Rule 4200(a)(15), as affirmatively determined by our Board of Directors. Our Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors, reviews the qualifications of candidates and selects the director nominees for each annual meeting of stockholders. Our Corporate Governance Committee also develops and recommends corporate governance principles to our Board of Directors, plans for and assists in the transitioning of directors on to and off of our Board of Directors, provides a review function for directors, helps prepare for management succession, and leads our Board of Directors in complying with its corporate governance principles. A copy of the Corporate Governance Committee Charter is located on our website at www.inspirepharm.com. Our Corporate Governance Committee met three times during 2010.

The Corporate Governance Committee will consider director candidates recommended by our stockholders. In order to be considered by the Corporate Governance Committee, a stockholder must submit, in writing, information regarding such stockholder and the recommended candidate to the Corporate Governance Committee, Attention: Chairperson, c/o Inspire Pharmaceuticals, Inc. – Secretary, 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617. The information must be sent by registered mail or certified mail, return receipt requested, and should include at least the following information: the name, age, business address and residence address of the recommended candidate; the principal occupation or employment of such person; a description of any and all arrangements or understandings between the stockholder and proposed candidate; and any other information about the recommended candidate required to be disclosed in a proxy statement. The recommending stockholder should also include complete contact information with regard to him or herself, indicate the number of shares of our common stock owned by such stockholder and by the recommended candidate, and indicate whether the person recommended as a candidate consents to being named in the proxy statement as a nominee for director.

The following criteria have been identified by our Corporate Governance Committee, and adopted by our Board of Directors, to guide our Corporate Governance Committee in selecting board nominees:

1. Directors should have high ethical character, and personal and professional reputations that complement and enhance the image and standing of Inspire;

2. The Corporate Governance Committee should generally seek current and/or former executive officers and/or directors of companies and leaders of major organizations, including scientific, government, educational and other non-profit institutions;

3. The Corporate Governance Committee should seek directors who are recognized as leaders in the fields of pharmaceuticals and biotechnology, particularly those areas of research, development and commercialization undertaken by Inspire, including those who have received awards and honors in their field;

4. Directors should have varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management;

5. Directors should generally not serve on the board of directors of more than six publicly traded companies and should have sufficient time to devote to Inspire;

6. Directors should understand the duties required of directors to our stockholders;

7. At least two-thirds of the directors on our Board of Directors should be “independent” as defined by Nasdaq and should not have any real or apparent conflicts of interest in serving as a director; and

8. Each director should have the ability to exercise sound, independent business judgment.

The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. In evaluating possible candidates for director, the Corporate Governance Committee takes into account all factors it considers appropriate, including the criteria described above, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. As a result, the Corporate Governance Committee seeks candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board of Directors that, as a whole, possesses a good balance in these core competencies: accounting and finance, business judgment, management, general pharmaceutical industry knowledge, ophthalmology knowledge, leadership and strategy/vision. The Corporate Governance Committee also takes into account the core competencies of incumbent directors with a particular focus on their individual professional backgrounds, with the goal of ensuring diversity in the skill sets and applicable professional experience of directors, while promoting balanced perspectives of the Board of Directors as a whole.

There are no differences in the manner in which the Corporate Governance Committee evaluates director nominees based on whether the nominee is recommended by a stockholder. Candidates may come to the attention of the Corporate Governance Committee via the recommendation of current directors, stockholders or other persons. Candidates are evaluated at meetings of the Corporate Governance Committee and, subject to the timing details included above for consideration at our 2011 Annual Meeting, may be considered at any point during the year.

Our Compensation Committee currently consists of Dr. Kent, as chairperson, Dr. Hutson and Mr. Lee, each of whom is “independent”, as defined in Nasdaq Rule 4200(a)(15), as affirmatively determined by our Board of Directors. Our Compensation Committee considers compensation of our executive officers and directors and considers, reviews and approves issues and matters concerning the compensation of directors and employees and the objectives and policies instituted by our Board of Directors. For information about the role of executive officers in determining or recommending the amount or form of executive compensation and the role of the Compensation Committee’s consultant in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below. For information regarding the role of the Compensation Committee’s consultant in determining or recommending director compensation, see “Director Compensation – Overview of Compensation of Directors and Related Committees – Director Compensation Policies” below. A copy of the Compensation Committee Charter is posted on our website at www.inspirepharm.com. Our Compensation Committee met nine times in 2010. The Compensation Committee Report is included elsewhere in this proxy statement.

Our Development Committee currently consists of Dr. Hutson, as chairperson, Dr. Kent and Mr. Holmer. Mr. Holmer joined the committee in June 2010. Our Development Committee is responsible for reviewing and evaluating our plans, policies and programs relating to development, regulatory matters, manufacturing and supply of each of our clinical product candidates. Our Development Committee met eight times in 2010.

In November 2010, our Board of Directors created a Finance Committee. The members of our Finance Committee consist of Mr. Frey, as chairperson, and Messrs. Lee and Leff. Our Finance Committee is responsible for reviewing and advising our Board of Directors on strategic direction and involvement in fund raising and corporate finance activities, as well as corporate development and licensing activities. With respect to the foregoing activities, the Committee is also responsible for identifying and considering significant emerging trends and issues, and reviewing the status of any ongoing relationships with third parties. Our Finance Committee did not meet during 2010.

Board Leadership Structure

Presently and historically, we have separated the roles of CEO and Chairman of the Board. However, our Board of Directors has not adopted a specific policy on whether the same person should serve in both roles or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes it is most appropriate to retain the discretion and flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership at that time.

Our CEO is responsible for our day-to-day leadership and performance and helping to set our strategic direction. The Chairman of the Board provides leadership to our Board of Directors and works with the Board to define its structure and activities in the fulfillment of its responsibilities. We believe that the members of our Board of Directors possess considerable experience and unique knowledge of the challenges and opportunities we face, and therefore are in the best position to evaluate our needs and how best to organize the capabilities of our directors and senior executives to meet those needs.

We believe that the foregoing structure and practices, when combined with our other governance policies and procedures, provide appropriate oversight, opportunities for discussion, and evaluation of decisions and direction from our Board of Directors.

Board Oversight of Risk Management

The Board of Directors plays an important role in the oversight of risk for the company, with the primary responsibility for managing our risk resting with senior management. The board and committee meeting process are designed to ensure that key risks are reviewed at board and committee meetings. At meetings of the Board, directors are informed of and review, as appropriate, various areas of risk including those associated with operational matters, finance, regulatory, product quality issues and legal proceedings, among others. For example, our chief compliance officer regularly reports to our Audit Committee and reports to our Board of Directors from time-to-time, as appropriate. As another example, our finance group establishes and maintains our insurance programs, and, annually and more frequently as necessary, reviews insurance-related risks with the Audit Committee or full Board of Directors.

Certain committees also serve an important role in risk oversight. Specifically, our internal audit function periodically reports to the Audit Committee on management’s process for identifying and evaluating both company-wide and financial risks. As part of this review, the internal audit function presents key risks, indicates the committee or functional area within the company responsible for identifying and managing the risk, and, with respect to financial risks, summarizes the planned measures to address and/or reduce these risks through targeted actions. The Audit Committee periodically reviews with management certain financial matters, including its investment and borrowing decisions.

Other committees also play a role in risk oversight. For instance, the Compensation Committee evaluates applicable risks associated with the review and implementation of compensatory arrangements.

Code of Conduct and Business Ethics

We have adopted a Code of Conduct and Business Ethics that applies to all of our officers, directors and employees. The Code of Conduct and Business Ethics is available on our website at www.inspirepharm.com. If we make any substantive amendments to the Code of Conduct and Business Ethics or grant any waiver from a provision of the Code of Conduct and Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

DIRECTOR COMPENSATION

The following table sets forth a summary of our non-employee directors’ compensation for fiscal 2010. Neither Mr. Adams nor Dr. Shaffer received any additional compensation for their respective service as a director of Inspire.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
George B. Abercrombie	$45,986	$130,000	$129,998	—	—	—	$305,984
Kip A. Frey	88,668	40,001	39,998	—	—	—	168,667
Alan F. Holmer	70,000	40,001	39,998	—	—	—	149,999
Nancy J. Hutson, Ph.D.	85,000	40,001	39,998	—	—	—	164,999
Richard S. Kent, M.D.	85,000	40,001	39,998	—	—	—	164,999
Kenneth B. Lee, Jr.	86,834	59,998	59,998	—	—	—	206,830
Jonathan S. Leff	56,834	40,001	39,998	—	—	—	136,833

(1)	Reflects the dollar amount of the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for awards pursuant to our Amended and Restated 2010 Equity Compensation Plan.
(2)	The aggregate number of shares subject to restricted stock unit awards outstanding as of December 31, 2010 were as follows: 19,612 for Mr. Abercrombie; 6,873 for Mr. Frey; 6,873 for Mr. Holmer; 6,873 for Dr. Hutson; 6,873 for Dr. Kent; 10,309 for Mr. Lee; and 6,873 for Mr. Leff.
(3)	Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011.
(4)	The aggregate number of shares subject to option awards outstanding as of December 31, 2010 were as follows: 31,505 for Mr. Abercrombie; 190,230 for Mr. Frey; 70,996 for Mr. Holmer; 119,275 for Dr. Hutson; 151,664 for Dr. Kent; 227,913 for Mr. Lee; and 120,164 for Mr. Leff.

Overview of Compensation of Directors and Related Matters

Director Compensation Policy

The material components of our director compensation policy as in effect during 2010 are described below:

A. Cash Compensation.

1. Each director receives $40,000 annually to cover general availability and participation in meetings and conference calls of the Board;

2. Each member of the standing committees of the Board receives $15,000 annually to cover general availability and participation in committee conference calls and meetings; and

3. The Chairman of each of the standing committees of the Board receives an additional $15,000 annually, for a total of $30,000 in respect of service for such committee.

B. Equity Compensation – Stock Option Grants.

1. A stock option grant in a number of shares equal in value to $80,000, rounded to the nearest whole number, based on the closing price of our common stock on the date of grant, will be granted to each director upon initial election to our Board. Each such stock option will vest over three years commencing on the date of grant as follows: 40% of such shares in year one (10% of the total shares per quarter), 30% of such shares in year two (7.5% of the total shares per quarter) and 30% of such shares in year three (7.5% of the total shares per quarter); provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting;

2. A stock option grant in a number of shares equal in value to $40,000, rounded to the nearest whole number, based on the closing price of our common stock on the date of grant, will be granted to each director at the time of each annual meeting of our Board of Directors, which stock option will vest over the one-year period commencing on the date of grant (25% of the total shares per quarter); provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A stock option grant in a number of shares equal in value to $20,000, rounded to the nearest whole number, based on the closing price of our common stock on the date of grant, will be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which stock option grant will vest over the one year period commencing on the date of grant (25% of the total shares per quarter); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board or otherwise ceases to serve as Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

C. Equity Compensation – Restricted Stock Units.

1. A restricted stock unit grant in a number of units equal in value to $80,000, rounded to the nearest whole number, based on the closing price of our common stock on the date of grant, will be granted to each director upon initial election to the Board, which grant will vest over three years as follows: 40% of such units on June 1st of the year following the date of grant, 30% of such units on June 1st of the second year following the date of grant, and 30% of such units on June 1st of the third year following the date of grant (or the date of the annual meeting of stockholders in such year, if earlier); provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting;

2. A restricted stock unit grant in a number of shares equal in value to $40,000, rounded to the nearest whole number, based on the closing price of our common stock on the date of grant, will be granted to each director at the time of each annual meeting of the Board of Directors, which grant will vest on June 1st of the year following the date of grant (or the date of the annual meeting of stockholders in such year, if earlier); provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A restricted stock unit grant in a number of shares equal in value to $20,000, rounded to the nearest whole number, based on the closing price of our common stock on the date of grant, will be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which grant will vest on June 1st of the year following the date of grant (or the date of the annual meeting of stockholders in such year, if earlier); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board or otherwise ceases to serve as Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

D. Vacancies. In the event that a director is appointed to fill a vacancy on the Board, any committee of the Board, or as Chairman of the Board, the Board will determine the amount and timing of cash and equity compensation appropriate to provide such director with comparable compensation for the period such director will so serve for the remainder of the term.

E. Equity Ownership Guidelines.

1. To further align the interests of the directors with stockholders, the Board has established the following minimum stock ownership guidelines that apply to the Directors: each director is expected to own shares of our common stock or common stock equivalents equal in value to three times the amount of their annual cash retainer, which annual cash retainer amount is set forth in Section A.1 above.

2. Equity that counts toward satisfaction of these guidelines include: shares of our common stock purchased on the open market by the director and his or her immediate family members who share the same household, whether held individually or jointly; shares of our common stock acquired through stock option exercise; restricted stock, restricted stock units and deferred stock units, where the restrictions have lapsed; and shares of common stock beneficially owned in a trust for estate planning purposes.

3. To achieve the ownership amount set forth in this guideline, until these guidelines are met, it is expected that each director will retain at least fifty percent (50%) of the net number of shares of common stock received upon the exercise of a stock option or vesting of other equity compensation received from us after accounting for the sale of shares necessary to pay applicable taxes associated therewith.

4. There may be instances where these guidelines would place a severe hardship on a director or prevent a director from complying with a court order. In these circumstances, upon the request of a director, the Board or the Compensation Committee of the Board will make a decision as to whether an exemption will be granted and an alternative equity ownership guideline established for the applicable director that reflects the intention of these guidelines and the director’s individual circumstances.

November 2010 Amendments to the Director Compensation Policy

In November 2010, our director compensation policy was amended and restated by our Board of Directors to provide that the directors who serve on our newly created Finance Committee will be compensated in the same manner as the members of the other standing committees of the Board, to clarify that the value of stock options is determined with an applicable option pricing model (including, without limitation, the Black-Scholes option pricing model) utilizing the closing price of our common stock and related assumptions as of the date of grant, and to refer to the change in control provisions of our Amended and Restated 2010 Equity Compensation Plan, which was approved by our stockholders at the 2010 Annual Meeting of Stockholders. All provisions of the amended and restated policy were effective as of November 17, 2010.

Reimbursement of Expenses

In addition to compensation under the policy, all directors are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings and, if applicable, for one or two conferences or seminars per calendar year which relate to their performance on our Board of Directors.

2010 Director Equity Compensation Grants

In March 2010, Mr. Abercrombie was elected to our Board of Directors to fill the remaining year of a three-year director’s term and was appointed as a member of the Audit Committee of the Board of Directors. At such time, we granted him (a) options to purchase an aggregate of 21,341 shares of our common stock, at an exercise price of $6.28 per share, which were equal in value to $90,000, as of the date of grant, and (b) 14,331 restricted stock units in accordance with the policy, which were equal in value to $90,000, as of the date of grant.

In accordance with our policy, at the time of our Annual Meeting on June 3, 2010, we granted options to purchase (a) 10,164 shares of our common stock to each director, which were equal in value to $40,000, as of the date of grant; and (b) 5,082 shares of our common stock to the Chairman of the Board, which were equal in value to $20,000, as of the date of grant. The June 2010 options have an exercise price of $5.82 per share. We also granted (a) 6,873 restricted stock units to each director, which were equal in value to $40,000, as of the date of grant; and (b) 3,436 restricted stock units to the Chairman of the Board, which were equal in value to $20,000, as of the date of grant.

Director Compensation Process

Our Compensation Committee conducts an analysis of director compensation from time-to-time, which typically occurs every two years. In 2009, at the request of our Compensation Committee, a compensation consultant reviewed our non-employee director compensation practices, including our then existing director compensation policy described above, and prepared a report regarding our non-employee director compensation. The report summarized our then existing director compensation practices and reviewed general industry trends, best practices and director compensation of peer group companies. The peer group reviewed by the compensation consultant for its report was the same peer group that was reviewed in relation to our executive officer compensation. See “Compensation Discussion and Analysis” below. Based on their review, the compensation consultant recommended various changes to our director compensation policy. These recommendations included: (i) use of restricted stock units, in addition to stock options as equity compensation; (ii) determining the amount of equity compensation grants based on grant date value (instead of a pre-established number of stock options); (iii) establishing equity ownership guidelines; and (iv) increasing total director compensation. The Compensation Committee considered the recommendations of the compensation consultant among other factors in evaluating director compensation and recommending changes in the director compensation policy to our Board of Directors. Directors who are also our employees do not receive additional compensation for their service on our Board of Directors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The name, age and position of each person who is currently serving as an executive officer and who is not currently a director, is listed below, followed by a summary of their background and principal occupations. Executive officers are elected annually, and serve at the discretion of the Board of Directors.

Name	Present Position, Age and Recent Business Experience
R. Kim Brazzell, Ph.D.	R. Kim Brazzell, Ph.D., age 58, has served as our Executive Vice President, Medical and Scientific Affairs since July 2010. Prior to that, he held the position of Executive Vice President and Head, Ophthalmology Business from January 2009 until July 2010. Previously, he served as Senior Vice President of Ophthalmic Research and Development (R&D) from August 2004 to January 2009. Dr. Brazzell has 20 years of experience in the ophthalmic pharmaceutical industry. Prior to joining Inspire, he served as Global Head of Clinical R&D and Senior Vice President, U.S. R&D, of Novartis Ophthalmics from 2000 until 2004. He has extensive experience in the discovery and development of multiple successful ophthalmic products including Visudyne®, Zaditor®, Rescula® and Betoptic S®. In addition to managing the global clinical R&D group for Novartis Ophthalmics, Dr. Brazzell built and managed the U.S.-based R&D group for Ciba Vision Ophthalmics in Duluth, Georgia, while serving as its Vice-President, R&D, and served as Associate Director, R&D, at Alcon Laboratories, Inc. in Fort Worth, Texas. Dr. Brazzell also has expertise in pharmacokinetics and biopharmaceutics and held positions directing groups in these areas at Alcon Laboratories, Inc. and F. Hoffmann-La Roche Ltd., where he managed activities across several therapeutic areas including cardiovascular, pulmonary and ophthalmology. Dr. Brazzell received a B.S. in Pharmacy and Ph.D. in Pharmaceutical Sciences from the University of Kentucky.

Charles A. Johnson, M.B. Ch.B.	Charles A. Johnson, M.B., Ch.B., age 60, has served as our Executive Vice President, Research and Development and Chief Medical Officer since September 2010. Previously, Dr. Johnson served since 2007 as Chief Medical Officer at APT Pharmaceuticals, a private respiratory company developing inhaled cyclosporine for lung transplant patients. Prior to that, Dr. Johnson worked at Genentech for 13 years where he held several senior leadership positions, including Vice President and Head of the Immunology and Tissue Repair clinical group, with responsibility for the approvals of Rituxan® for rheumatoid arthritis and Lucentis® for wet age-related macular degeneration and for the clinical development of Pulmozyme®, Nutropin®, Activase®, TNKase®, Raptiva® and Xolair®. Dr. Johnson led presentations of the Biologic License Applications for Xolair for asthma and Raptiva for psoriasis during Advisory Committee meetings conducted by the U.S. Food and Drug Administration. Prior to Genentech, Dr. Johnson spent 18 years practicing medicine, including serving as the Director of the Cystic Fibrosis Center at Washington University in St. Louis, MO. Dr. Johnson has presented and published scientific and clinical data in numerous peer-reviewed pulmonary journals. Dr. Johnson received his medical degree from the University of Cape Town in South Africa, gained Board certification in Pediatrics at the Red Cross War Memorial Children’s Hospital and completed his Pediatric Pulmonology Fellowship at Washington University.

Name	Present Position, Age and Recent Business Experience
Andrew I. Koven	Andrew Koven, age 53, has served as our Executive Vice President and Chief Administrative and Legal Officer since May 2010. In his role, Mr. Koven is responsible for the legal, intellectual property, corporate development and licensing (CD&L) and compliance departments. Prior to Inspire, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Sepracor Inc. since 2007. During his time at Sepracor, Mr. Koven was significantly involved with, and managed, all intellectual property, employment, regulatory, corporate governance, litigation, compliance, commercial transactions, sales and marketing policies and procedures and all CD&L and merger and acquisition activities, including the acquisition of Sepracor by Dainippon Sumitomo Pharma in 2009. Prior to Sepracor, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary at Kos Pharmaceuticals, Inc. from 2003 through 2007. During this time he was responsible for the legal, compliance and quality assurance departments and was instrumental in all CD&L activities, including the acquisition of Kos by Abbott Laboratories at the end of 2006. Previously, he served as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003 and held positions of increasing responsibility at Warner-Lambert Company as Assistant General Counsel, Pharmaceuticals N.A. and Assistant General Counsel, Consumer Healthcare N.A. from 1993 to 2000. Mr. Koven also previously served as Counsel, Corporate and Investment Division for the Equitable Life Assurance Society of the United States and as a Corporate Associate in the law firm of Cahill Gordon & Reindell in New York City. Mr. Koven received a B.A. in Political Science from Dalhousie University, in Halifax, Nova Scotia, Canada, a LL.B. from Dalhousie University Law School and a LL.M. from Columbia University Law School in New York City.

Joseph K. Schachle	Joseph K. Schachle, age 46, has served as our Executive Vice President, Pulmonary Business since July 2010. Prior to that, he held the position of Executive Vice President and Chief, Commercial and Corporate Operations from August 2007 until July 2010. Previously, he served as Executive Vice President and Chief, Commercial Operations from February 2007 until August 2007. Prior to that, he served as Senior Vice President, Marketing and Sales from January 2004 until February 2007 and as Vice President, Marketing and Sales from January 2003 until January 2004. Mr. Schachle has over 20 years experience in pharmaceutical marketing and sales, and has had responsibility for the successful launch of major new products including the marketing of GlaxoSmithKline’s Advair®. His experience includes marketing and sales positions of significant responsibility at The Upjohn Company, GlaxoSmithKline and MedImmune, Inc. Prior to joining Inspire, he most recently served as Director of Marketing for infectious disease products at MedImmune from April 2002 until January 2003, where he was responsible for strategic brand management and promotion of Synagis® and Cytogam®. From June 1998 until April 2001, Mr. Schachle was Director, Marketing for GlaxoSmithKline. Mr. Schachle originally joined Inspire in April 2001 as Vice President, Marketing and Sales. Mr. Schachle holds a B.B.A. in Marketing from James Madison University and an M.B.A. from Old Dominion University.

Name	Present Position, Age and Recent Business Experience
Joseph M. Spagnardi	Joseph M. Spagnardi, age 47, has served as our Senior Vice President, General Counsel and Secretary since March 2006. He previously served as our Vice President and Deputy General Counsel from May 2005 to March 2006. Prior to joining Inspire, Mr. Spagnardi spent over ten years at GlaxoSmithKline (and its predecessor GlaxoWellcome), most recently as Assistant General Counsel for R&D Business Development Transactions, where he structured and negotiated strategic transactions relating to the development and commercialization of pharmaceutical products, development compounds and novel research technologies. Mr. Spagnardi began his career at the law firm of Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP), where his practice focused on multi-national transactions in the M&A and Securities area. Mr. Spagnardi received a J.D. with Honors from the University of North Carolina School of Law and a B.S. in Business Administration cum laude from the University of Delaware.

Thomas R. Staab, II	Thomas R. Staab, age 43, has served as our Chief Financial Officer and Treasurer since May 2003. He is responsible for leading the finance, information technology, investor relations and facilities departments. Prior to Inspire, he held senior financial positions with Triangle Pharmaceuticals, Inc., a biotechnology company listed on the NASDAQ national exchange prior to its acquisition by Gilead Sciences, Inc. in 2003. These positions included Vice President and Treasurer and Acting Chief Financial Officer. His experience includes equity financing, strategic alliances, mergers and acquisitions, drug commercialization, SEC reporting, treasury management and investor relations. Before joining Triangle, Mr. Staab spent eight years working for PricewaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper and communications industries. He currently serves on the Board of the North Carolina Biosciences Organization and is a member of its Audit Committee. Mr. Staab is also a Board Member and Audit Committee Chairman for the Triangle Community Foundation. He was named CFO of the Year in the Small Public Company category in 2009 by the Triangle Business Journal and CFO of the year in 2010 by Business Leader magazine. Mr. Staab is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina at Chapel Hill.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis is to describe the material elements of compensation provided to our named executive officers for the fiscal year ended December 31, 2010. For such period, our named executive officers were:

•	Adrian Adams, President and Chief Executive Officer;

•	Andrew I. Koven, Executive Vice President and Chief Administrative and Legal Officer;

•	Charles A. Johnson, M.B., Ch.B., Executive Vice President, Research and Development and Chief Medical Officer;

•	Thomas R. Staab, II, Executive Vice President, Chief Financial Officer and Treasurer;

•	R. Kim Brazzell, Ph.D., Executive Vice President, Medical and Scientific Affairs;

•	Christy L. Shaffer, Ph.D., former President and Chief Executive Officer; and

•	Benjamin R. Yerxa, former Executive Vice President and Chief, Research and Development.

These persons constituted our principal executive officer, our principal financial officer, the three other most highly compensated persons who were serving as executive officers at the end of 2010, our former principal executive officer, and a former executive officer who would have been among the most highly compensated executive officers, if he still had been serving as an executive officer at the end of 2010.

Our Compensation Committee is responsible for establishing, implementing and monitoring compensation for our executive officers. During 2010, our Compensation Committee consisted of Dr. Kent, Mr. Lee and Dr. Hutson. Dr. Kent served as Chairman of our Compensation Committee. In undertaking these responsibilities, our Compensation Committee was aided by various persons, including members of our management and representatives of an executive compensation consulting firm retained by our Compensation Committee. This Compensation Discussion and Analysis has been prepared by our management, with input from others, including our Compensation Committee and our compensation consultant.

Overview

Last year was a transitional year for our management team as we welcomed Adrian Adams as our new President and Chief Executive Officer, as well as several other senior executive officers, including Andrew I. Koven, Executive Vice President and Chief Administrative and Legal Officer and Charles A. Johnson, M.B., Ch.B., Executive Vice President, Research and Development and Chief Medical Officer. Additionally, Drs. Shaffer and Yerxa resigned as executive officers, but continued to provide consulting services to the company on an as-needed basis. As a result of the foregoing, all or a significant portion of the compensation provided to five of the seven named executive officers was made pursuant to employment agreements or separation and consulting agreements, which were negotiated between the company and the respective executives. Market forces provided a significant impact on the hiring of the new key executive officers, as it was necessary to offer sufficient compensation to such executives to incentivize them to commence employment with the company.

Employment Agreements and Severance Arrangements

Prior to 2010, we did not have employment agreements with any of our executive officers. In undertaking our search for a new Chief Executive Officer and our searches for other new senior executive officers, our Compensation Committee determined it was necessary and appropriate to enter into employment agreements in order to attract a high level of talent to the company. As a result, we entered into employment agreements with each of Messrs. Adams and Koven and Dr. Johnson when they joined the company. The Compensation Committee also determined that it was important to the company’s success to retain key executives to execute our business strategies and that it was necessary to enter into employment agreements with those executives as well. As a result, the company also entered into employment agreements with each of Mr. Staab, Dr. Brazzell and two other executive officers. Frederic W. Cook and Co., or FW Cook, an executive compensation consulting firm, provided guidance to our Compensation Committee and Board of Directors with respect to each of the employment agreements described above.

We believe that retention of our named executive officers into the near future is imperative due to our changing business strategy and, in particular, our recent workforce reduction and restructuring activities. We believe it is critical to our future success to retain key individuals to ensure successful delivery of our shift in business strategy. In addition, volatility in the industry resulting from consolidation and increased foreign competition heightens our need to attract, retain and motivate a group of executives with a suitable talent pool. The executive employment agreements also protect the company by setting forth the applicable terms for termination.

At the same time, we are mindful that an employment agreement should not be used as a vehicle to award excessive compensation or to guarantee ongoing benefits in the absence of suitable performance. Accordingly, none of our employment agreements provide for guaranteed base salary increases or cash or equity-based incentives regardless of performance beyond the initial year of employment. Under the agreements, base salaries may be increased only at the discretion of our Compensation Committee. A detailed description of our employment agreements appears under “Employment Agreements with Named Executive Officers” below.

Our Board of Directors and Compensation Committee were also mindful of the contributions made by Drs. Shaffer and Yerxa during their long tenures with the company, as well as their experience and expertise, and longstanding knowledge of the company. The Board of Directors and Compensation Committee believed that it was important that such persons be properly compensated for their contributions. Furthermore, they wanted to assure that there was ample opportunity through consulting arrangements to help with a smooth transition. As a result, the Board of Directors and the Compensation Committee reviewed and approved Separation and Consulting Agreements with both Drs. Shaffer and Yerxa. FW Cook also provided guidance to our Compensation Committee and Board of Directors with respect to such separation and consulting agreements. A detailed description of the separation and consulting agreements appears under “Separation and Consulting Agreements with Named Executive Officers” below.

Summary of Additional 2010 Compensatory Matters

In response to our Compensation Committee’s review of our finances in early 2010, competitive salary information and information from FW Cook about compensation trends in the pharmaceutical industry and the market generally, as well as the Compensation Committee’s previous determination not to award any merit increase in base salary to our executive officers in 2009, the Compensation Committee awarded a merit increase in base salary to Mr. Staab and Drs. Brazzell and Yerxa in 2010. For further discussion, please see “Base Salary” below.

Our Compensation Committee and our Board of Directors believes that management delivered very positive results in 2010, by achieving another year of double-digit annual growth of aggregate revenue, including combined revenue of approximately $60 million for AzaSite® and Elestat®; controlling annual expenses by excellent fiscal management and modification of planned research and development activities; significantly reducing our cash utilization from 2009 levels, including the repayment of all outstanding debt; working with, and amending our underlying agreement with Santen Pharmaceutical Co. Ltd. to develop a long-term supply plan for the active pharmaceutical ingredient for Diquas in Asia; initiating the next steps in our AzaSite clinical program for the potential treatment of blepharitis; preparing for a potential denufosol New Drug Application; redefining the historical agreement with Allergan, Inc. regarding the rights and responsibility pertaining to Restasis® and Prolacria®; and building a focused organization which was strengthened by the addition of new executive officers. Notwithstanding our positive 2010 results, senior management, our Compensation Committee and our Board of Directors were disappointed with the outcome of the TIGER-2 trial, our Phase 3 trial of denufosol tetrasodium for the treatment of cystic fibrosis. As announced in early January 2011, the trial did not achieve statistical significance for its primary efficacy endpoint or three key secondary endpoints. As a result, except with respect to those named executive officers with a contractual bonus, and following management’s recommendation, in early 2011 our Compensation Committee and our Board of Directors awarded bonuses to the current named executive officers that reflected their determination that only 60% of the portion of the annual bonus related to corporate performance would be included in the calculation of their respective bonus amounts. For further discussion, see “Annual Cash Bonus” below.

In March 2011, the Compensation Committee determined, effective immediately, to cease the practice of providing tax gross-up payments and tax reimbursements related to executive perquisites or other payments, pursuant to the terms of any new agreements, plans or policies.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain key management talent that is required to maximize stockholder value, on both a short-term and long-term basis. We believe that compensation for management should be competitive in the marketplace and should be tied to our corporate performance. Therefore, in addition to providing competitive annual base salaries, we believe that a significant portion of total compensation should come from performance-based annual cash bonuses and long-term equity awards. Annual cash bonuses for our executive officers are based largely on corporate performance (80%), with a smaller percentage of the bonuses based on individual performance (20%). We believe that the combination of competitive annual base salaries, annual performance-based cash bonuses and long-term equity awards effectively aligns management motivation and compensation with corporate performance and with stockholder interests.

Implementation of Objectives

Our Compensation Committee oversees and approves all compensation, including equity compensation, change in control and other severance arrangements, for our named executive officers and certain other executive officers. Based on our philosophy and objectives, a greater percentage of cash compensation for our executive officers is based on corporate performance than is compensation for other employees. In addition, all of our full-time employees, including all of our named executive officers, received equity compensation grants in 2010 pursuant to either their respective employment agreements or our Equity Compensation Grant Policy and our equity compensation plans.

When setting 2010 compensation amounts for Mr. Staab and Drs. Brazzell and Yerxa, the Compensation Committee considered recommendations made by Dr. Shaffer, our prior Chief Executive Officer, input from Mr. Adams, our current Chief Executive Officer, and FW Cook. Our Compensation Committee utilized tally sheets prepared by our finance department with respect to 2010 compensation amounts for Mr. Staab and Drs. Brazzell and Yerxa. These tally sheets included salary and bonus information covering at least the four most recent years; information about all of the executive’s stock option and restricted stock unit holdings, including related valuations; and a valuation of amounts that could be received if the executive voluntarily terminates employment or is terminated in connection with a change in control. The tally sheets summarized all of the elements of executive officer compensation in one document that presented our named executive officers’ wealth accumulation potential. The tally sheets are also used by our Compensation Committee to analyze the effectiveness of our equity compensation program and to compare compensation information among our executive officers.

The 2010 compensation amounts for Messrs. Adams and Koven and Dr. Johnson, and with respect to the compensation relating to their respective separations from employment and consulting arrangements, Drs. Shaffer and Yerxa, were negotiated by the Compensation Committee and, where appropriate, the Board of Directors, with input from FW Cook. In negotiating the employment agreements with Messrs. Adams and Koven and Dr. Johnson, compensation was set at the appropriate level necessary to attract each executive to Inspire. In negotiating the separation and consulting agreements with Drs. Shaffer and Yerxa, compensation was set in relation to the historical pay levels for such individuals, and the appropriate competitive level necessary to result in ongoing consulting services to Inspire.

To help ensure the objectivity of its compensation consultants, during 2010 our Compensation Committee initiated and supervised all work performed by a compensation consultant on behalf of Inspire, except to the extent delegated by our Compensation Committee to management. FW Cook provided advice and guidance with respect to various compensation decisions in 2010, including compensation for employees generally and compensation issues as they specifically related to management and our Board of Directors. During 2010, FW Cook was asked by our Compensation Committee to provide advice about comparative executive officer and director compensation information, including information relating to competitive base salaries, annual bonuses, total cash compensation, long-term incentive grants, carried-interest ownership, gains from equity awards, stock option vesting, and change in control severance compensation. Additionally, in 2010, a representative of FW Cook attended most of our Compensation Committee meetings. While input from our Chief Executive Officer and FW Cook was carefully considered, ultimate decision making authority rested with our Compensation Committee which retained discretion over salary, cash bonus, and equity compensation determinations. In late 2010, the Compensation Committee decided to interview new compensation consultants to provide services and, in January 2011, Mercer LLC was engaged for executive compensation consulting services.

Our Compensation Committee also considered market data from a variety of sources, including the Radford Survey covering pharmaceutical and biotechnology companies having between 150 and 499 employees as well as data from a comparative group of publicly traded companies, or the Peer Group, which are listed below. We used the Peer Group data and information from the Radford Survey to help benchmark our executive compensation for Mr. Staab and Dr. Brazzell. The companies in the Peer Group in 2010 were selected by FW Cook based upon various factors, including size, industry, business model, revenues, market capitalization, and number of employees. The Peer Group used by FW Cook in its 2010 analysis was the same Peer Group used in 2009. Our Compensation Committee relied upon management and FW Cook to provide market data and appropriate analyses.

Set forth below is a list of the companies comprising the Peer Group for 2010:

Peer Group Table(1)(2)

	Revenue (in millions)	Net Income (in millions)	Number of Employees	Market Capitalization (in millions)	Annualized Stockholder Return (as of 12/31/10)
Company Name	(for most recent available four quarters ended prior to 12/31/10)		(as of 12/31/10)		1-Year	3-Year
Adolor Corporation	$45.2	($31.0)	114	$56.1	-17%	-36%
Affymax, Inc.	$138.7	($16.9)	143	$169.2	-73%	-33%
DURECT Corporation	$28.0	($26.2)	127	$299.8	40%	-19%
Enzon Pharmaceuticals, Inc.	$88.4	$185.3	317	$725.6	15%	8%
Immunomedics, Inc.	$23.4	($1.5)	122	$269.5	12%	16%
InterMune, Inc.	$24.2	($112.3)	121	$2,039.5	179%	40%
Neurocrine Biosciences, Inc.	$20.6	($18.4)	65	$419.1	181%	19%
NPS Pharmaceuticals, Inc.	$87.4	($27.0)	53	$528.7	132%	27%
Onyx Pharmaceuticals, Inc.	$322.9	($73.2)	271	$2,313.3	26%	-13%
OSI Pharmaceuticals, Inc.	$441.0	$64.4	535	$3,468.2	56%	22%
Pozen, Inc.	$43.7	($1.1)	31	$198.8	11%	-18%
Progenics Pharmaceuticals, Inc.	$22.9	($51.6)	204	$179.7	23%	-33%
Regeneron Pharmaceuticals, Inc.	$422.2	($126.4)	1029	$2,699.4	36%	11%
Salix Pharmaceuticals, Ltd.	$288.7	($58.6)	395	$2,719.5	85%	81%
Trimeris, Inc.	$4.4	$26.0	4	$55.0	-6%	-8%
United Therapeutics Corporation	$546.3	$93.0	410	$3,589.5	20%	9%

Inspire Pharmaceuticals, Inc.	$105.7	($33.8)	240	$695.9	52%	12%

(1)	Source: Standard & Poor’s Research Insight database
(2)	OSI Pharmaceuticals was acquired by Astellas US Holding, Inc. in June 2010. Data for OSI Pharmaceuticals is for periods ending March 31, 2010.

In 2010, our executive compensation program consisted of the following forms of compensation:

•	Base salary;

•	Annual cash bonus;

•	Equity compensation; and

•	Standard employee benefits.

In addition, Messrs. Adams and Koven received certain additional benefits in accordance with the terms of their respective employment agreements. See “Employment Agreements with Named Executive Officers” below for additional information regarding such additional benefits.

Role of Executive Officers in Compensation Decisions

Certain executives were involved in the implementation of our executive compensation programs in 2010 at the request of the Compensation Committee, including Mr. Adams, our current President and Chief Executive Officer, who attended various Compensation Committee meetings in 2010 following his arrival and Dr. Shaffer, our former Chief Executive Officer, who attended various Compensation Committee meetings in early 2010 prior to her departure.

In early 2011, Mr. Adams reviewed our 2010 corporate performance and the annual performance of each of the executive officers and presented his conclusions and recommendations regarding bonus award amounts and other compensation matters to the Board of Directors and the Compensation Committee for their consideration. Our Board of Directors and Compensation Committee considered Mr. Adams’ recommendations in exercising its judgment regarding executive compensation. Mr. Adams’ performance was reviewed independently by our Compensation Committee.

Base Salary

Overview

We provide each named executive officer with a competitive annual base salary which is primarily market-based. We believe that a competitive base salary serves to attract, motivate and retain talented executives. We also believe it is important to provide adequate fixed compensation to executives working in a highly volatile and competitive industry. We provide fixed salary compensation based on competitive market practice in our industry and our geographic region with the goal of rewarding core competence in applicable management roles relative to skills, experience and contributions towards our goals.

Our Compensation Committee typically reviews base salary amounts and approves annual adjustments in the first quarter of each year. In negotiating or setting base salaries in 2010, our Compensation Committee reviewed comparative pay information and other information provided by management and by FW Cook. In relation to Messrs. Adams and Koven and Dr. Johnson, we provided compensation at an appropriate level necessary to attract each executive to Inspire. In relation to our other 2010 named executive officers, our Compensation Committee did not benchmark the salaries of our named executive officers to any particular percentile within the Peer Group or to any other third-party metric. However, our Compensation Committee used the information provided by management and FW Cook, its industry experience and its discretion when setting salaries for the other named executive officers. Our Compensation Committee currently intends to review comparative pay information and to re-evaluate the companies included in the Peer Group on an annual basis, or more frequently if deemed appropriate.

Base Salaries for Fiscal Years 2009, 2010 and 2011

For 2009, the Compensation Committee decided not to award any merit increase in base salary to the executive officers. The Compensation Committee based this determination on a review of our finances in early

2009, our 2009 budgeted fiscal requirements, the declining stock market and credit market conditions in late 2008 and early 2009, competitive salary information and information from FW Cook about compensation trends in the pharmaceutical industry and the market generally, the restructuring of our research and development function, input from the executive officers, and the Compensation Committee’s experience and discretion.

For 2010, Mr. Staab and Drs. Brazzell and Yerxa were each awarded merit increases, effective in March 2010. The Compensation Committee based these increases on the lack of a merit increase in 2009, information from FW Cook about compensation trends in the pharmaceutical industry generally, information regarding local compensation trends, the 2009 performance of the executive, and the Compensation Committee’s experience and discretion. In addition, after input from management, Mr. Staab’s salary was later increased by the Compensation Committee at the time we entered into employment agreements with the other executive officers. This increase was implemented by the Compensation Committee as a result of Mr. Staab’s exemplary performance and to more appropriately align his salary with the salaries of CFOs at the peer group companies. The 2010 base salaries of Messrs. Adams and Koven and Dr. Johnson were determined in relation to the negotiation of their respective employment agreements prior to joining the company in 2010.

For 2011, the Compensation Committee and the Board of Directors agreed with management’s proposal to not award any merit increase in base salary to any of the company’s employees, including the named executive officers. The Compensation Committee based this determination in large part on the disappointing outcome of the TIGER-2 clinical trial.

The table below shows base salary rates for each named executive officer at December 31, 2009, at December 31, 2010, and in February 2011 following the determination that no merit increase would be made at such time:

Name	Title	Ending 2009 Salary	2010 Merit (%) Increase	2010 Salary		2011 Percentage (%) Increase	2011 Salary
Adrian Adams	President & CEO	n/a	n/a	$650,000	(1)	none	$650,000

Andrew I. Koven	EVP and Chief Administrative and Legal Officer	n/a	n/a	$425,000	(2)	none	$425,000

Charles A. Johnson, M.B., Ch.B.	EVP, Research and Development & Chief Medical Officer	n/a	n/a	$395,000	(3)	none	$395,000

Thomas R. Staab, II	EVP, CFO & Treasurer	$305,000	6.5%(4)	$360,000	(4)	none	$360,000

R. Kim Brazzell, Ph.D.	EVP, Medical and Scientific Affairs	$318,000	4.0%	$330,720		none	$330,720

Christy L. Shaffer, Ph.D.	Former President & CEO	$467,943	none	n/a(5)		n/a	n/a

Benjamin R. Yerxa, Ph.D.	Former EVP and Chief, Research and Development	$330,000	2.0%	$336,600	(6)	n/a	n/a

(1)	Established pursuant to the terms of the employment agreement with Mr. Adams. See “Employment Agreements with Named Executive Officers” below for further discussion of his employment agreement.
(2)	Established pursuant to the terms of the employment agreement with Mr. Koven. See “Employment Agreements with Named Executive Officers” below for further discussion of his employment agreement.

(3)	Established pursuant to the terms of the employment agreement with Dr. Johnson. See “Employment Agreements with Named Executive Officers” below for further discussion of his employment agreement.
(4)	In March 2010, Mr. Staab’s 6.5% merit increase resulted in a salary of $324,825. In July 2010, Mr. Staab’s salary was increased to $360,000 in connection with the signing of his employment agreement.
(5)	Resigned as President and Chief Executive Officer effective February 22, 2010.
(6)	Resigned as Executive Vice President and Chief, Research and Development effective August 1, 2010.

Annual Cash Bonus

Overview

We provided each named executive officer with the opportunity to earn an annual cash bonus based on both corporate and individual performance. We provide these opportunities to drive the achievement of short-term financial and non-financial goals that are intended to help create long-term value. Messrs. Adams and Koven are entitled to annual cash bonuses in accordance with the terms of their respective employment agreements. Our other executive officers, including Mr. Staab and Drs. Brazzell and Johnson are eligible to receive an annual cash bonus pursuant to our Executive Officer Cash Bonus Plan, or the Cash Bonus Plan. Because Messrs. Adams and Koven are entitled to receive cash bonuses under their respective employment agreements, they are not entitled to receive bonuses under our Cash Bonus Plan. The annual cash bonus provisions in our agreements with Messrs. Adams and Koven, and the Cash Bonus Plan, were designed to align annual financial rewards to each named executive officer with our corporate performance and the respective executive’s performance during the prior year.

Employment Agreement- Based Cash Bonuses

Messrs. Adams and Koven and Dr. Johnson received their 2010 cash bonuses in accordance with the terms and conditions of their respective employment agreements. The Compensation Committee believes it was necessary and appropriate to provide for guaranteed bonuses for such officers in relation to their first year of employment to help provide sufficient incentive to attract such officers to become employed by the company. Under his agreement, Mr. Adams is eligible for an annual cash incentive award equal to: 75% of base salary for performance at threshold levels; 100% of base salary for performance at target levels; and 150% of base salary for performance at or above maximum levels. The agreement with Mr. Adams provides that his annual cash bonus payable in 2011 with respect to 2010 performance would not be less than $650,000. Under his agreement, Mr. Koven is eligible for an annual cash incentive award equal to 60% of base salary for performance at target levels. The Board will meet annually and consult with Mr. Koven to determine the cash bonus for the year. The agreement with Mr. Koven provides that his annual cash bonus payable in 2011 with respect to 2010 performance would not be less than $255,000. The agreement with Dr. Johnson guaranteed an annual 2010 cash bonus (payable in 2011 in accordance with our Cash Bonus Plan) equal to his target bonus pro-rated to reflect the portion of the year during which he was employed by the company.

Executive Officer Cash Bonus Plan

Under the Cash Bonus Plan, a target and maximum incentive level was established for the positions of each applicable named executive officer. In determining the target and maximum incentive levels, the Compensation Committee reviewed our historical bonus practices and the base salaries of our executives, as well as 25th percentile, median and 75th percentile comparative data relating to both bonus compensation and total compensation of the Peer Group. The following table summarizes the bonus opportunities for Mr. Staab and Drs. Brazzell and Johnson, each of whom is an Executive Vice President, pursuant to the terms of our Cash Bonus Plan:

	Percentage of salary
Employee Title	Threshold	Target	Maximum
Executive Vice President	0%	50%	75%

The maximum bonus for each of Mr. Staab and Drs. Brazzell and Johnson was 150% of their respective target and the minimum bonus, or threshold, for each named executive officer was zero. Target incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater proportion of total cash compensation is based upon annual corporate and individual performance. The Compensation Committee also has discretion to determine individual bonus amounts based on factors outside the executive’s goals, self-assessment or performance review. Under the Cash Bonus Plan, unless otherwise determined by the Compensation Committee, 80% of each named executive officer’s bonus is attributed to our corporate performance and 20% is based on the applicable executive’s individual performance. As a result, the cash bonuses under the Cash Bonus Plan are highly dependent on our corporate performance.

2010 Annual Cash Bonuses

Actual payouts are determined by our Compensation Committee, after considering recommendations from senior management, based on overall corporate performance, including achievement of corporate goals and on overall individual performance. In early 2010, Dr. Shaffer prepared corporate goals for 2010, which were approved by our Board of Directors following review and modification by Mr. Adams and our Compensation Committee. Financial goals, as well as project-orientated goals, were established. The project-oriented goals were determined based on the key achievements that were identified as those most likely to be critical to our success. The financial goals were established to promote growth in revenues over 2009 levels, to manage our expenses, and to reduce cash utilization as compared to 2009. The project-oriented goals included business development goals established to advance our denufosol program and strengthen our AzaSite and ophthalmology franchise, and corporate goals designed to assure we had key personnel and a good working environment. The goals were meant to be realistic milestones, the accomplishment of which we believed were integral to our success both in the short- and long-term. Once the corporate goals were finalized and approved by our Board of Directors, they were communicated to executives verbally and in writing. The executive officers were made aware of our overall bonus program, targets, annual goals and performance measures that impact their annual bonus payouts.

The extent to which corporate goals are achieved is assessed by our Compensation Committee with input from our Chief Executive Officer, other members of our Board of Directors and management. In finalizing and approving the goals, our Board of Directors indicated that the Compensation Committee’s review of the goals and any other significant developments to occur in 2010 should involve the following items:

•	Timeliness of achieving the goals;

•	Outcome of clinical trials and quality of data in determining next steps in clinical programs;

•	Interactions, meetings and relationships with the FDA and other regulatory agencies;

•	Enhancement of stockholder value;

•	Review of one-year and three-year stockholder returns;

•	Maintenance of high ethical standards; and

•	Other matters deemed appropriate by the Compensation Committee.

For the fiscal year ended December 31, 2010, after input from management, our Compensation Committee determined that the corporate component of the Cash Bonus Plan would fund at 60% of the target bonus amount for all of our eligible participants, including Mr. Staab and Dr. Brazzell, based upon our 2010 corporate performance, including our progress towards the achievement of the following four corporate objectives, which were weighted as set forth below:

•	Financial and Commercial (30%);

•	Research and Development (30%);

•	Corporate Development and Licensing (30%); and

•	People and Operational Excellence (10%).

Each of the four corporate objectives included various goals to help the Compensation Committee measure the success of the company in achieving the corporate objectives. The financial and commercial objective included the following goals:

•	Revenues – achieve 2010 net revenue that falls within our stated 2010 financial guidance of $100 – $111 million;

•	AzaSite and Elestat revenue – grow combined revenue to $62 million;

•	Restasis revenue – maximize revenue; and

•	Expenses – manage expenses such that total operating expenses fall within our stated 2010 financial guidance and that “controllable” operating expenses do not exceed $159 million.

The research and development goals included the following:

•	AzaSite for blepharitis – review and analyze Phase 2 program steps; initiate next steps in clinical program for blepharitis indication;

•	AzaSite – discuss with the FDA appropriate bridging and stability studies to enable potential launch of new bottle; improve efficiency of manufacturing process; and

•

Denufosol program – prepare for NDA filing; improve efficiency and quality of manufacturers; complete API process validation; explore alternative delivery devices; initiate safety studies for potential expansion of treatment candidate; solidify EU regulatory strategy; and plan commercial initiatives related to potential launch.

The corporate development and licensing goals included the following:

•	Restasis revenue – work with Allergan, Inc. to maximize revenue;

•

Diquafosol program – work with manufacturer to facilitate the creation of an acceptable API supply arrangement for Santen Pharmaceutical Co. Ltd., which removes Inspire from its previous supply obligation;

•	Business development opportunity – identify and secure at least one business development opportunity; and

•	Denufosol delivery device – identify and progress a more efficient delivery device for future evolution.

The goals associated with people and operational excellence included the following:

•	Turnover – maintain low employee turnover, and reorganize and focus management structure to enhance efficiency and accountability; and

•	Talent – recruit and retain key talent.

Our Compensation Committee and the Board of Directors applied a subjective approach in determining an appropriate bonus percentage.

In addition to considering the goals described above, when reviewing our corporate performance, the Compensation Committee and the Board of Directors also considered the overall performance of the company as a whole and the early 2011 disappointing results of the TIGER-2 clinical trial. While the Compensation Committee considered numerous factors, including the outcome of all of the goals described above, the most significant factors in their determination were: the outcome of the TIGER-2 clinical trial; the achievement of net revenues of $106.4 million, which was above the midpoint of our financial guidance; managing operating expenses to $142.2 million, which was less than the low end of our guidance of $145-$159 million; managing “controllable” expenses to approximately $132 million; achieving our cash utilization goal; repaying our outstanding debt in full; preparation for a potential denufosol NDA and product launch; and the increase during 2010 in the daily closing price of our common stock from $5.52 on December 31, 2009 to $8.40 on December 31, 2010.

Our Compensation Committee and the Board of Directors concluded that the company had a very strong year financially, including double-digit growth of revenues and managing expenses below the low end of the guided range; prepared well for a potential NDA and denufosol product launch; amended existing manufacturing and supply agreements with respect to the diquafosol API; amended the agreement with Allergan, Inc. relating to Restasis; progressed work on a new AzaSite bottle; initiated an exploratory Phase 2 clinical study of AzaSite for the treatment of blepharitis; recruited several key officers and other employees; and kept employee turnover low. It was also noted, notwithstanding various offers and significant effort that the company had not managed to secure at least one business development opportunity. Following its review, the Compensation Committee determined that during the last year, the company had achieved 90% of its corporate goals that had been established with respect to its four objectives.

However, notwithstanding all of the company’s successes in 2010, the Compensation Committee and the Board of Directors specifically noted the importance of the TIGER-2 clinical trial to the company, and noted that the trial failed to meet its primary and key secondary endpoints. The Compensation Committee further noted that the TIGER-2 clinical program was directly tied to the company’s research and development function. The Compensation Committee concluded that, although the company had achieved its research and development objective for the year, the outcome of the TIGER-2 trial to the company was sufficiently important that no bonus should be provided to the company’s employees, including the applicable named executive officers, with respect to the research and development objective. As a result, the Compensation Committee and the Board of Directors decided that the determination regarding corporate performance should be reduced by the full amount of the weighting for the research and development objective (30%). In conclusion, for the fiscal year ended December 31, 2010, our Compensation Committee determined that the corporate component of the Cash Bonus Plan would fund at 60% of the target bonus amount for all of our eligible participants.

The individual performances of Messrs. Adams and Koven and Dr. Johnson were also evaluated by the Compensation Committee and the Board of Directors. It was noted that the employment agreements that were entered into by each of these executives provided for minimum bonus amounts in relation to 2010 performance, which the Compensation Committee had previously determined was necessary and appropriate to provide incentive to such executives to join the company. The Committee concluded that while each of the executives had performed well in 2010, in light of the outcome of the TIGER-2 trial, the annual cash bonuses for Messrs. Adams and Koven and Dr. Johnson would be made at the minimum amounts permitted under their respective employment agreements.

In addition, our Compensation Committee evaluated independently Mr. Staab’s and Dr. Brazzell’s performance based on review of their respective job functions, including Mr. Adams’ assessment of the performance of each executive. Generally, each review encompassed the executive’s:

•	management of major projects;

•	contribution toward achievement of corporate goals; and

•	leadership capability and effectiveness.

Specifically, with respect to Mr. Staab, the Compensation Committee focused primarily on Mr. Staab’s roles in relation to the financial and commercial, and corporate development and licensing objectives described above. The Compensation Committee noted his oversight of the financing and accounting, information technology, facilities, investor relations and public relations departments; his role with respect to investor and analyst meetings; his work regarding insurance reimbursement, and his overall leadership. Moreover, Mr. Staab’s role in helping reduce expenses, including officer and director insurance costs, secure and receive unbudgeted tax grants, and spearhead the company’s move into its new headquarters, including the negotiation of the lease, was also considered. As a result, the Compensation Committee concluded that Mr. Staab had exceeded his individual performance goals and that the related component of Mr. Staab’s bonus would be funded at his maximum amount under the Cash Bonus Plan.

Specifically, with respect to Dr. Brazzell, the Compensation Committee focused on Dr. Brazzell’s role in relation to each of the four corporate objectives described above. Our Compensation Committee considered his leadership of our Medical Affairs group, coordination with our commercial and compliance groups, advising the development team on study design and regulatory strategies, as well as developing and overseeing the implementation of strategic plans with respect to our ophthalmology clinical trials. As a result, the Compensation Committee concluded that the individual performance component of Dr. Brazzell’s bonus would be funded at his target amount under the Cash Bonus Plan.

In accordance with the guidelines provided under the Cash Bonus Plan, 80% of Mr. Staab’s and Dr. Brazzell’s bonus was attributed to our corporate performance and 20% was based on the applicable executive’s individual performance. After reviewing each executive’s performance for the fiscal year ended December 31, 2010, the Compensation Committee funded Mr. Staab’s bonus at 78% of target and Dr. Brazzell’s bonus at 68% of target.

The table below details annual bonus targets, maximums and actual payments made under the Cash Bonus Plan for each of the named executive officers with respect to the fiscal year ended December 31, 2010:

Name	2010 Target Bonus	2010 Maximum Bonus	2010 Actual Bonus		Percent (%) of Base Salary	Percent (%) of Target	Percent (%) of Maximum
Adrian Adams.	$650,000	$975,000	$650,000		100%	100%	67%
Andrew I. Koven	$255,000	n/a(1)	$255,000		60%	100%	n/a(1)
Charles A. Johnson, M.B., Ch.B.	$197,500	$296,250	$58,000	(2)	15%	29%	20%
Thomas R. Staab, II	$180,000	$270,000	$140,000		39%	78%	52%
R. Kim Brazzell, Ph.D.	$165,360	$248,040	$113,000		34%	68%	46%
Christy L. Shaffer, Ph.D.	n/a	n/a	n/a		n/a	n/a	n/a
Benjamin R. Yerxa, Ph.D.	n/a(3)	n/a	n/a(3)		n/a	n/a	n/a

(1)	The target bonus for Mr. Koven is 60% of his salary as set forth in his employment agreement. A maximum bonus amount is not set forth in such agreement.
(2)	Bonus was prorated to reflect the portion of the year Dr. Johnson was employed by Inspire. Comparing his bonus to his actual paid salary for 2010 of $116,728, the percent of his salary, percent of his target bonus and the percent of his maximum bonus was 50%, 100% and 67%, respectively.
(3)	Dr. Yerxa’s severance payment of $434,775 under his Separation and Consulting agreement consisted of his then current salary ($336,600) and the pro-rated amount of his 2010 target bonus under our Cash Bonus Plan ($98,175). Based on the pro-rated portion of the year for which he served as an executive officer, the portion of Dr. Yerxa’s severance payment that represented the pro-rated amount of his 2010 target bonus, was 50% of his salary, 100% of his target bonus and 67% of his maximum bonus, respectively.

Discretionary Awards

Our Compensation Committee may from time to time make discretionary bonus awards outside of the annual cash bonus program to our executive officers. In August 2010, Dr. Johnson was awarded a sign-on bonus as a condition under his employment agreement. In connection with his termination and severance, and in recognition of his service to the company, Dr. Yerxa was also awarded a travel voucher.

Equity Compensation

Overview

Our Compensation Committee strongly believes that equity compensation should be a primary component of our executive compensation program. Equity compensation can be effective in aligning executives’ long-term interests with those of stockholders, as the ultimate value realized by recipients is dependent upon the stock price performance of our common stock. Equity compensation also serves to retain the services of key employees, as all equity awards are granted with time-based vesting conditions that must be fulfilled before the award has any value to the recipient.

In 2010, we granted equity compensation to Messrs. Adams and Koven and Dr. Johnson in accordance with the terms and conditions of their respective employment agreements. We also granted equity incentive awards consisting of stock options and restricted stock units to Mr. Staab and Drs. Brazzell and Yerxa (until his resignation) under our Amended and Restated 2010 Equity Compensation Plan in accordance with our Equity Compensation Grant Policy.

In 2010, the Compensation Committee reviewed its compensation practices with respect to the company’s executive officers, including the named executive officers. As part of its review, the Compensation Committee engaged FW Cook to conduct a review of the company’s compensation practices, as well as competitive equity compensation practices among peer group companies. As part of its report to the Compensation Committee, among other items, FW Cook analyzed the carried-interest ownership of our executive officers and the in-the-money value of carried-interest ownership, at various alternative stock prices. The Compensation Committee, with input from Mr. Adams and guidance with FW Cook, reviewed the incentive and retentive value of the existing equity compensation grants to the executive officers, including the named executive officers that had been with the company for several years. It was noted that it was particularly important to gauge the value of old grants and internal discrepancies when making new grants, to help assure that the company’s equity compensation practices were providing the intended incentive and retentive value. As a result, in 2010, the Compensation Committee increased the amount of equity compensation grants made to Mr. Staab and Dr. Brazzell.

Stock Options

We historically granted equity compensation primarily in the form of stock options. As stock options have value to the recipient only if our stock price increases from the date of grant, we believe that stock options can be effective in aligning executives’ long-term interests with those of stockholders. Stock option grants are made based on subjective factors such as individual performance and level of existing equity holdings. Individual performance is assessed in relation to the executive’s performance in assisting the company reach the applicable corporate objectives described above in relation to cash bonus awards, along with such as other factors as may be determined appropriate by the Compensation Committee from time-to-time.

The exercise price of all stock option grants is set as the closing stock price on the date of grant. Option awards granted to executive officers during the fiscal year ended December 31, 2010 pursuant to our Equity Compensation Grant Policy vest over four years, with 25% vesting on the first anniversary of the date of grant, and the remaining 75% vesting in thirty-six monthly installments thereafter. Each option granted to our executive officers since 2005 also has a seven-year maximum option term. The Compensation Committee believes it was necessary and appropriate to provide sign-on stock options to each of Messrs. Adams and Koven and Dr. Johnson to help provide sufficient incentive to attract such officers to become employed by the company. Additionally, the stock options granted to Messrs. Adams and Koven were 25% vested on the grant date to help quickly align their interests with stockholders. Dr. Shaffer received stock options with 100% immediate vesting pursuant to the terms of her Separation and Consulting Agreement. See “Employment Agreements with Named Executive Officers” and “Separation and Consulting Agreements with Named Executive Officers” below for a discussion of the terms and conditions of such grants.

Our Equity Compensation Grant Policy provides, among other items, that unless otherwise determined at the discretion of our Board of Directors or the Compensation Committee, annual stock option grants, if any, will be granted under our Amended and Restated 2010 Equity Compensation Plan at four pre-established times each year following the filing of our quarterly reports on Form 10-Q and our annual report on Form 10-K, as applicable. During 2010, we granted stock option awards on March 18, May 12, August 11 and November 10, to eligible executive officers, including Mr. Staab and Dr. Brazzell. In accordance with our Equity Compensation Grant Policy, stock options and restricted stock units were granted on an 80%/20% basis in 2010. Messrs. Adams and Koven and Dr. Johnson were not granted any equity compensation under our Amended and Restated 2010 Equity Compensation Plan or Equity Compensation Grant Policy in 2010. Instead, as previously described, they received equity compensation in accordance with their respective employment agreements. For more information about the stock options we granted to our named executive officers in 2010, see the “Grant of Plan Based Awards During Fiscal Year 2010” table under “Executive Compensation” below.

Restricted Stock Units

Quarterly equity compensation grants to applicable executive officers in 2010, including Mr. Staab and Dr. Brazzell, under our Equity Compensation Grant Policy included restricted stock units. Restricted stock unit awards granted to executive officers during 2010 vest over four years, with 25% vesting on June 1, 2011, 25% vesting on June 1, 2012, 25% vesting on June 1, 2013, and 25% vesting on June 1, 2014. In 2010, we granted restricted stock unit awards to executive officers, including Mr. Staab and Dr. Brazzell, on March 18, May 12, August 11 and November 10. Restricted stock units were provided to increase our executive’s ownership interest in the company and to help assure that the desired retentive and incentive effect of equity compensation grants is achieved.

Sign-on restricted stock units were granted to each of Messrs. Adams and Koven and Dr. Johnson in relation to their respective employment agreements, to incentivize such executives to join the company. Additionally, the restricted stock units granted to Messrs. Adams and Koven were 25% and 50% vested on the grant date, respectively, to help quickly align their interests with stockholders. See “Employment Agreements with Named Executive Officers” below for a discussion of the terms and conditions of such grants.

Stock Award

Dr. Shaffer received a stock award of 100,000 shares of our common stock pursuant to the terms of her Separation and Consulting Agreement to provide further incentive to assist in the transition to new management.

Executive Incentive Compensation Recovery (“Clawback”) Policy

On December 18, 2009, our Board of Directors adopted an Executive Incentive Compensation Recovery (“Clawback”) Policy, effective January 1, 2010, pursuant to which our Board of Directors will have the right to recover from each of our Section 16 officers, including all of our named executive officers, all or any portion of our equity compensation awards granted after January 1, 2010 in the event fraud or intentional misconduct committed by such executive officer results in a material restatement of our financial statements.

Additionally, our Board of Directors will have the right to recover from an executive officer that portion of his or her cash incentive compensation paid after January 1, 2010 that is directly related to erroneous performance results that were subsequently corrected in connection with such financial statement restatement.

The policy will not apply to any equity compensation or bonus compensation after the third anniversary of (i) the date on which such cash compensation was paid, and (ii) the date on which such equity compensation was granted.

Benefits and Perquisites

All of our executive officers have standard benefit arrangements that are offered to our other full-time, exempt employees. These standard benefits include health, dental and life insurance as well as a contribution under a 401(k) plan. In 2010, other than to Messrs. Adams and Koven, there were no perquisites offered to any named executive officers, except certain small perquisites, including use of a corporate credit card and a cell phone.

Messrs. Adams and Koven are entitled to the following benefits and perquisites pursuant to the terms of their respective employment agreements: (i) housing allowance, (ii) reimbursement of commuting expenses, (iii) an automobile allowance, and (iv) tax gross-ups in relation to each of the foregoing. These perquisites were negotiated by the company and each of Messrs. Adams and Koven. The Compensation Committee determined that it was necessary and appropriate to provide such perquisites to Messrs. Adams and Koven to attract them to join the company. See “Employment Agreements with Named Executive Officers” below, for additional information regarding perquisites under such agreements.

Change in Control Severance Arrangements

Our Compensation Committee believes that severance arrangements are necessary given the volatile nature of the biotechnology industry and specialty pharmaceutical companies and will allow our executives to focus on maximizing stockholder value during periods of uncertainty. On March 20, 2008, the Compensation Committee approved the Inspire Pharmaceuticals, Inc. Executive Change in Control Severance Benefit Plan. In July 2009, our Board of Directors adopted amendments to our Executive Change in Control Severance Benefit Plan to provide that new equity awards will become immediately vested and fully exercisable upon an executive’s termination due to a change in control (i.e., double trigger) rather than immediately upon the occurrence of a change in control (i.e., single trigger). In addition, the amended plans revise the ownership threshold portion of the definition of a “change in control” to provide that, with respect to new equity awards, a change in control will be deemed to occur when any person becomes the beneficial owner of 50% (in lieu of 35%) of the combined voting power of our then outstanding voting securities. Similar amendments were also made to our equity compensation plans and agreements, which were also amended to eliminate from new equity awards a cash surrender feature with respect to any change in control occurring after July 8, 2010. See below “Potential Payments Upon Termination or Change in Control” for further discussion on our change in control severance arrangements. On February 18, 2010, Inspire entered into an employment agreement with Mr. Adams and on April 2, 2010, Inspire entered into an employment agreement with Mr. Koven, both of which contain provisions regarding severance arrangements upon a change in control. For more information about the terms of our Executive Change in Control Severance Benefit Plan, Mr. Adams’ employment agreement and Mr. Koven’s employment agreement, including amounts that each of our named executive officers may receive under particular circumstances in the event of termination of a named executive officer’s employment subsequent to a change in control, see “Potential Payments Upon Termination or Change in Control” below.

Tax Gross-Up Payments and Reimbursements

In March 2011, the Compensation Committee determined, effective immediately, to cease the practice of providing tax gross-up payments, including 280G and 409A gross-ups, and tax reimbursements related to executive perquisites or other payments, pursuant to the terms of any new agreements, plans or policies.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers to $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. We obtained stockholder approval of the Amended and Restated 2010 Equity Compensation Plan, which qualified awards under such plan as performance-based compensation under

Section 162(m) of the Code. It is the Compensation Committee’s intention to qualify all performance-based compensation for the exclusion from the deductibility limitation of Section 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with our overall best interest.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

Compensation Committee

Richard S. Kent, M.D.

Nancy J. Hutson, Ph.D.

Kenneth B. Lee, Jr.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation earned by or paid to our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Adrian Adams	2010	$558,750	—	$3,952,000	$1,246,980	$650,000	—	$237,032	$6,664,762
President, Chief Executive Officer and Director

Andrew I. Koven	2010	$275,160	—	$3,020,000	$704,540	$255,000	—	$150,986	$4,405,686
Executive Vice President, Chief Administrative and Legal Officer

Charles A. Johnson, M.B., Ch.B.	2010	$116,728	$150,000	$766,500	$718,650	$58,000	—	$7,350	$1,817,228
Executive Vice President, Research and Development and Chief Medical Officer

Thomas R. Staab, II	2010	$339,108	—	$63,286	$355,953	$140,000	—	$7,350	$905,697
Executive Vice President, Chief Financial Officer & Treasurer	2009	305,000	$25,000	—	131,947	141,825	—	7,350	611,122
	2008	290,893	—	—	105,383	103,700	—	6,900	506,876

R. Kim Brazzell, Ph.D.	2010	$328,600	—	$58,538	$329,296	$113,000	—	$7,350	$836,784
Executive Vice President, Medical & Scientific Affairs	2009	317,250	—	—	131,947	143,100	—	7,350	599,647

Christy L. Shaffer, Ph.D.	2010	$77,991	—	$726,870	$1,503,251	—	—	$1,408,379	$3,716,491
Former President, Chief Executive Officer	2009	467,943	—	—	293,770	$421,149	—	7,350	1,190,212
	2008	466,444	—	—	252,352	185,306	—	58,817	962,919

Benjamin R. Yerxa, Ph.D.	2010	$195,250	—	$22,015	$154,004	—	—	$522,339	$893,608
Former Executive Vice President, Chief, Research and Development	2009	330,000	—	—	126,475	135,300	—	7,350	599,125
	2008	317,000	—	—	116,330	107,250	—	41,515	582,095

(1)	Annual salary increases for applicable named executive officers were effective in February of each year.
(2)	In 2010, Dr. Johnson received a sign-on bonus in accordance with the terms of his executive employment agreement.
(3)	Reflects the dollar amount of the aggregate grant date fair value of restricted stock units (and in the case of Dr. Shaffer, a stock award) based upon the fair market value of our common stock as of the date of grant. Also includes stock-based compensation expense related to the modification of certain restricted stock units held by Dr. Shaffer under her separation and consulting agreement to provide for accelerated vesting.
(4)	Reflects the dollar amount of the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011. Also includes (i) stock-based compensation expense related to the modification of certain stock options held by Dr. Shaffer under her separation and consulting agreement to provide for accelerated vesting and the extension of the amount of time to exercise such options; and (ii) stock-based compensation expense related to the modification of certain stock options held by Dr. Yerxa under his separation and consulting agreement to provide for the extension of the amount of time to exercise such options.
(5)	Messrs. Adams’ and Koven’s and Dr. Johnson’s annual bonuses were awarded in accordance with the terms of their respective executive employment agreements. See “Employment Agreements with Named Executive Officers” below. A portion of the severance payment made to Dr. Yerxa and included in “All Other Compensation” was calculated based on his 2010 target bonus. See “Separation and Consulting Agreements with Named Executive Officers” below.
(6)	A description of the items included in this column, including information regarding perquisites and other benefits is set forth below.

All Other Compensation

Amounts in the “All Other Compensation” column include the values of the following where applicable: perquisites, severance payments, consulting fees, vacation payout and 401(k) matching contributions. Below is a description of each of these as they relate to applicable named executive officers:

Perquisites

In accordance with the terms of their respective employment agreements, Messrs. Adams and Koven were provided certain perquisites in 2010. The amount in this column with respect to Mr. Adams includes compensation with respect to perquisites as follows: (i) housing expenses of $46,419, (ii) tax gross-up payments of $37,655 in relation to housing expenses, (iii) commuting expenses of $77,679, (iv) tax gross-up payments of $46,794 in relation to commuting expenses; (v) auto allowance expenses of $16,572, and (vi) tax payments of $4,563 in relation to auto allowance expenses, in each case, paid to, or for the benefit of, Mr. Adams. The amount in this column with respect to Mr. Koven includes compensation with respect to perquisites as follows: (i) housing expenses of $29,135, (ii) tax gross-up payments of $22,382 in relation to housing expenses, (iii) commuting expenses of $46,845, (iv) tax gross-up payments of $27,937 in relation to commuting expenses; (v) auto allowance expenses of $12,155, and (vi) tax payments of $5,183 in relation to auto allowance expenses, in each case, paid to, or for the benefit of, Mr. Koven. Dr. Yerxa received a $15,000 travel voucher upon his termination of employment in recognition of his many years of employment with Inspire and a related tax gross-up payment of $7,234.

Severance

In 2010, in connection with their termination of employment, we paid severance payments to Drs. Shaffer and Yerxa in the amounts of $982,680 and $434,775, respectively.

Consulting fees

In 2010, in accordance with the terms of their respective severance and consulting agreements, we paid consulting fees to Drs. Shaffer and Yerxa in the amounts of $400,351 and $52,154, respectively.

Unused vacation payout

We made payments to Drs. Shaffer and Yerxa for unused vacation in the amounts of $17,998 and $5,826, respectively.

401(k) matching contributions

The matching contributions per individual under our 401(k) Profit Sharing Plan were $7,350 for the year ended December 31, 2010.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2010

The following table sets forth information about awards granted to the named executive officers in 2010.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Adrian Adams(3)	2/22/10	(4)	—	—	—	—	—	—	—	350,000	$6.35	$1,246,980
	3/18/10	(4)	—	—	—	—	—	—	650,000	—	6.08	3,952,000
	n/a		$650,000	$650,000	$975,000	—	—	—	—	—	—	—

Andrew I. Koven(5)	5/10/10	(6)	—	—	—	—	—	—	—	200,000	$6.22	$704,540
	5/19/10	(6)	—	—	—	—	—	—	500,000	—	6.04	3,020,000
	n/a		$255,000	$255,000	(5)	—	—	—	—	—	—	—

Charles A. Johnson, M.B., Ch.B.(7)	9/15/10	(8)	—	—	—	—	—	—	—	250,000	$5.11	$718,650
	9/15/10	(8)	—	—	—	—	—	—	150,000	—	5.11	766,500
	n/a		$197,500	$197,500	$296,250	—	—	—	—	—	—	—

Thomas R. Staab, II(9)	3/18/10		—	—	—	—	—	—	—	22,000	$6.08	$75,007
	3/18/10		—	—	—	—	—	—	2,200	—	6.08	13,376
	5/12/10		—	—	—	—	—	—	—	22,000	6.50	81,017
	5/12/10		—	—	—	—	—	—	2,200	—	6.50	14,300
	8/11/10		—	—	—	—	—	—	—	30,000	4.80	80,976
	8/11/10		—	—	—	—	—	—	3,000	—	4.80	14,400
	11/10/10		—	—	—	—	—	—	—	30,000	7.07	118,953
	11/10/10		—	—	—	—	—	—	3,000	—	7.07	21,210
	n/a		$0	$180,000	$270,000	—	—	—	—	—	—	—

R. Kim Brazzell, Ph.D.(9)	3/18/10		—	—	—	—	—	—	—	22,000	$6.08	$75,007
	3/18/10		—	—	—	—	—	—	2,200	—	6.08	13,376
	5/12/10		—	—	—	—	—	—	—	22,000	6.50	81,017
	5/12/10		—	—	—	—	—	—	2,200	—	6.50	14,300
	8/11/10		—	—	—	—	—	—		26,000	4.80	70,179
	8/11/10		—	—	—	—	—	—	2,600	—	4.80	12,480
	11/10/10		—	—	—	—	—	—	—	26,000	7.07	103,093
	11/10/10		—	—	—	—	—	—	2,600	—	7.07	18,382
	n/a		$0	$165,360	$248,040	—	—	—	—	—	—	—

Christy L. Shaffer, Ph.D.(10)	3/2/10	(11)	—	—	—	—	—	—	—	100,000	$6.27	$286,490
	3/2/10	(11)	—	—	—	—	—	—	100,000	—	6.27	627,000
	6/4/02	(12)	—	—	—	—	—	—	—	130,000	2.76	102,115
	7/13/05	(12)	—	—	—	—	—	—	—	90,000	9.42	248,535
	1/19/06	(12)	—	—	—	—	—	—	—	45,000	5.25	78,943
	7/21/06	(12)	—	—	—	—	—	—	50,000	—	4.16	99,870
	8/30/06	(12)	—	—	—	—	—	—	—	59,000	5.00	106,327
	3/22/07	(12)	—	—	—	—	—	—	—	29,500	6.30	70,496
	5/15/07	(12)	—	—	—	—	—	—	—	29,500	6.35	71,640
	8/15/07	(12)	—	—	—	—	—	—	—	29,500	5.81	67,189
	11/13/07	(12)	—	—	—	—	—	—	—	29,500	6.10	72,057
	3/20/08	(12)	—	—	—	—	—	—	—	29,500	3.98	48,153
	5/15/08	(12)	—	—	—	—	—	—	—	29,500	3.49	43,203
	8/14/08	(12)	—	—	—	—	—	—	—	29,500	4.44	55,779
	11/4/08	(12)	—	—	—	—	—	—	—	29,500	3.78	48,143
	3/18/09	(12)	—	—	—	—	—	—	—	29,500	3.79	39,146
	5/14/09	(12)	—	—	—	—	—	—	—	29,500	3.84	42,836
	8/11/09	(12)	—	—	—	—	—	—	—	29,500	4.55	55,046
	11/11/09	(12)	—	—	—	—	—	—	—	29,500	5.10	67,153

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Benjamin R. Yerxa, Ph.D.(9)	3/18/10		—	—	—	—	—	—	—	17,500	$6.08	$59,664
	3/18/10		—	—	—	—	—	—	1,750	—	6.08	10,640
	5/12/10		—	—	—	—	—	—	—	17,500	6.50	64,446
	5/12/10		—	—	—	—	—	—	1,750	—	6.50	11,375
	9/10/02	(13)	—	—	—	—	—	—	—	30,000	3.96	9,036
	8/30/06	(13)	—	—	—	—	—	—	—	25,000	5.00	513
	3/21/07	(13)	—	—	—	—	—	—	—	11,718	6.49	1,664
	5/15/07	(13)	—	—	—	—	—	—	—	11,197	6.35	1,628
	8/15/07	(13)	—	—	—	—	—	—	—	11,041	5.81	1,579
	11/13/07	(13)	—	—	—	—	—	—	—	10,213	6.10	1,658
	3/20/08	(13)	—	—	—	—	—	—	—	9,625	3.98	1,143
	5/15/08	(13)	—	—	—	—	—	—	—	9,041	3.49	1,002
	8/14/08	(13)	—	—	—	—	—	—	—	7,728	4.44	1,207
	11/4/08	(13)	—	—	—	—	—	—	—	6,900	3.78	1,027
	3/18/09	(13)	—	—	—	—	—	—	—	5,250	3.79	933
	5/14/09	(13)	—	—	—	—	—	—	—	4,750	3.84	945
	8/11/09	(13)	—	—	—	—	—	—	—	4,416	4.55	3,956
	11/11/09	(13)	—	—	—	—	—	—	—	3,588	5.10	3,603

(1)	The amounts shown reflect the range of possible bonuses payable with respect to services rendered in 2010 in accordance with either our Cash Bonus Plan or a named executive officers’ employment agreement, as applicable. The Summary Compensation Table includes the cash bonuses that were actually paid under our Cash Bonus Plan or the applicable named executive officer’s employment agreement. Drs. Shaffer and Yerxa were not employees as of December 31, 2010.
(2)	Reflects the dollar amount of the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011.
(3)	Mr. Adams received equity compensation and a bonus in accordance with the terms of his employment agreement. See “Employment Agreements with Named Executive Officers” below for additional details regarding Mr. Adams’ equity compensation and bonus, including the vesting schedules and other terms associated with the stock option and restricted stock unit grants.
(4)	The equity compensation grants made pursuant to Mr. Adams’ employment agreement were approved by the independent members of our Board of Directors on January 8, 2010.
(5)	Mr. Koven received equity compensation and a bonus in accordance with the terms of his employment agreement. A maximum bonus amount is not set forth in such agreement. See “Employment Agreements with Named Executive Officers” below for additional details regarding Mr. Koven’s equity compensation and bonus, including the vesting schedules and other terms associated with the stock option and restricted stock unit grants.
(6)	The equity compensation grants made pursuant to Mr. Koven’s employment agreement were approved by our Compensation Committee on March 25, 2010.
(7)	Dr. Johnson received equity compensation and a bonus in accordance with the terms of his employment agreement. See “Employment Agreements with Named Executive Officers” below for additional details regarding Mr. Johnson equity compensation and bonus, including the vesting schedules and other terms associated with the stock option and restricted stock unit grants.
(8)	The equity compensation grants made pursuant to Dr. Johnson’s employment agreement were approved by our Compensation Committee on September 8, 2010.
(9)	Stock option and restricted stock unit grants to Mr. Staab and Drs. Brazzell and Yerxa were made pursuant to our Amended and Restated 2010 Equity Compensation Plan. Stock options granted to Mr. Staab and Drs. Brazzell and Yerxa become exercisable as follows: 25% on the first anniversary of the date of grant, and thereafter in 36 monthly installments after the first anniversary date until fully vested. Restricted stock units granted to Mr. Staab and Drs. Brazzell and Yerxa vest annually over 4 years, beginning on June 1, 2011.
(10)	Dr. Shaffer received a stock award and a stock option under our Amended and Restated 2010 Equity Compensation Plan in accordance with the terms and conditions of her separation and consulting agreement. See “Separation and Consulting Agreements with Named Executive Officers” below for additional details regarding Dr. Shaffer’s equity compensation, including the vesting schedules and other terms associated with the stock award and stock option.
(11)	The equity compensation grants made pursuant to Dr. Shaffer’s separation and consulting agreement were approved by our Compensation Committee on February 19, 2010.
(12)	Certain existing stock options and restricted stock units held by Dr. Shaffer were modified under her separation and consulting agreement to provide for accelerated vesting and extension of the amount of time to exercise such options, which resulted in aggregate stock-based compensation expense of $1,316,631 during the year ended December 31, 2010.
(13)	Certain existing stock options held by Dr. Yerxa were modified under his separation and consulting agreement to provide for extension of the amount of time to exercise such options, which resulted in aggregate stock-based compensation expense of $29,894 during the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to all outstanding equity awards previously granted to the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Adrian Adams	87,500	262,500	—	$6.35	2/21/17	—	—	—	—
	—	—	—	—	—	487,500	$4,095,000	—	—

Andrew I. Koven	50,000	150,000	—	$6.22	5/9/17	—	—	—	—
	—	—	—	—	—	250,000	$2,100,000	—	—

Charles A. Johnson, M.B. Ch.B.	—	250,000	—	$5.11	9/14/17	—	—	—	—
	—	—	—	—	—	150,000	$1,260,000	—	—

Thomas R. Staab, II	28,500	—	—	$9.42	7/12/12	—	—	—	—
	13,000	—	—	5.25	1/18/13	—	—	—	—
	50,000	—	—	14.71	5/5/13	—	—	—	—
	20,500	—	—	5.00	8/29/13	—	—	—	—
	10,000	—	—	20.30	10/15/13	—	—	—	—
	8,000	—	—	12.80	3/15/14	—	—	—	—
	9,609	641	—	6.49	3/20/14	—	—	—	—
	9,182	1,068	—	6.35	5/14/14	—	—	—	—
	8,541	1,709	—	5.81	8/14/14	—	—	—	—
	9,300	—	—	15.65	9/28/14	—	—	—	—
	7,900	2,350	—	6.10	11/12/14	—	—	—	—
	7,734	3,516	—	3.98	3/19/15	—	—	—	—
	7,265	3,985	—	3.49	5/14/15	—	—	—	—
	7,728	5,552	—	4.44	8/13/15	—	—	—	—
	6,900	6,350	—	3.78	11/3/15	—	—	—	—
	5,796	7,454	—	3.79	3/17/16	—	—	—	—
	5,244	8,006	—	3.84	5/13/16	—	—	—	—
	4,416	8,834	—	4.55	8/10/16	—	—	—	—
	3,588	9,662	—	5.10	11/10/16	—	—	—	—
	—	22,000	—	6.08	3/17/17	—	—	—	—
	—	22,000	—	6.50	5/11/17	—	—	—	—
	—	30,000	—	4.80	8/10/17	—	—	—	—
	—	30,000	—	7.07	11/9/17	—	—	—	—
	—	—	—	—	—	14,400	$120,960	—	—

Continued on next page.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Kim Brazzell, Ph.D.	40,000	—	—	$9.42	7/12/12	—	—	—	—
	25,000	—	—	5.25	1/18/13	—	—	—	—
	20,500	—	—	5.00	8/29/13	—	—	—	—
	10,546	704	—	6.49	3/20/14	—	—	—	—
	10,078	1,172	—	6.35	5/14/14	—	—	—	—
	40,000	—	—	12.91	8/2/14	—	—	—	—
	8,541	1,709	—	5.81	8/14/14	—	—	—	—
	7,900	2,350	—	6.10	11/12/14	—	—	—	—
	7,046	3,204	—	3.98	3/19/15	—	—	—	—
	6,619	3,631	—	3.49	5/14/15	—	—	—	—
	5,978	4,272	—	4.44	8/13/15	—	—	—	—
	5,338	4,912	—	3.78	11/3/15	—	—	—	—
	5,796	7,454	—	3.79	3/17/16	—	—	—	—
	5,244	8,006	—	3.84	5/13/16	—	—	—	—
	4,416	8,834	—	4.55	8/10/16	—	—	—	—
	3,588	9,662	—	5.10	11/10/16	—	—	—	—
	—	22,000	—	6.08	3/17/17	—	—	—	—
	—	22,000	—	6.50	5/11/17	—	—	—	—
	—	26,000	—	4.80	8/10/17	—	—	—	—
	—	26,000	—	7.07	11/9/17	—	—	—	—
	—	—	—	—	—	13,600	$114,240	—	—

Christy L. Shaffer, Ph.D.	130,000	—	—	$2.76	6/4/12	—	—	—	—
	90,000	—	—	9.42	7/12/12	—	—	—	—
	45,000	—	—	5.25	1/18/13	—	—	—	—
	29,500	—	—	5.10	2/22/13	—	—	—	—
	29,500	—	—	4.55	2/22/13	—	—	—	—
	29,500	—	—	3.84	2/22/13	—	—	—	—
	29,500	—	—	3.79	2/22/13	—	—	—	—
	29,500	—	—	3.78	2/22/13	—	—	—	—
	29,500	—	—	4.44	2/22/13	—	—	—	—
	29,500	—	—	3.49	2/22/13	—	—	—	—
	29,500	—	—	3.98	2/22/13	—	—	—	—
	29,500	—	—	6.10	2/22/13	—	—	—	—
	29,500	—	—	5.81	2/22/13	—	—	—	—
	29,500	—	—	6.35	2/22/13	—	—	—	—
	29,500	—	—	6.30	2/22/13	—	—	—	—
	59,000	—	—	5.00	2/22/13	—	—	—	—
	100,000	—	—	6.27	3/1/13	—	—	—	—

Benjamin R. Yerxa, Ph.D.(4)	29,250	—	—	$9.42	7/12/12	—	—	—	—
	30,000	—	—	3.96	9/10/12	—	—	—	—
	20,000	—	—	5.25	1/18/13	—	—	—	—
	25,000	—	—	5.00	8/29/13	—	—	—	—
	11,718	—	—	6.49	3/20/14	—	—	—	—
	11,197	—	—	6.35	5/14/14	—	—	—	—
	11,041	—	—	5.81	8/14/14	—	—	—	—
	10,213	—	—	6.10	11/12/14	—	—	—	—
	9,625	—	—	3.98	3/19/15	—	—	—	—
	9,041	—	—	3.49	5/14/15	—	—	—	—
	7,728	—	—	4.44	8/13/15	—	—	—	—
	6,900	—	—	3.78	11/3/15	—	—	—	—
	5,250	—	—	3.79	3/17/16	—	—	—	—
	4,750	—	—	3.84	5/13/16	—	—	—	—
	4,416	—	—	4.55	8/10/16	—	—	—	—
	3,588	—	—	5.10	11/10/16	—	—	—	—

(1)	Except as described below under “Employment Agreements with Named Executive Officers” with respect to the equity awards made to Messrs. Adams and Koven in relation to their employment agreements, stock options granted to our named executive officers become exercisable as follows: 25% on the first anniversary of the date of grant, and thereafter in 36 monthly installments after the first anniversary date until fully vested. The option grant date relating to any unexercised option that is not fully exercisable is seven years minus one day before the option expiration date.
(2)	Restricted stock units granted to Mr. Staab and Dr. Brazzell in 2006 vest annually over five years from the date of grant, which was July 21, 2006. Restricted stock units granted to Mr. Staab and Dr. Brazzell in 2010 vest in four equal annual installments on June 1, 2011 through June 1, 2014.
(3)	Based on the closing price of our common stock as of December 31, 2010, which was $8.40, as reported on The Nasdaq Global Market. On January 3, 2011, the closing price of our common stock was $3.4675, as a result of the market reacting to our announcement of disappointing results of our Phase 3 clinical trial for denufosol.
(4)	Dr. Yerxa resigned on August 1, 2010 and performed consulting services until December 31, 2010. As a result, he is entitled to exercise his vested options through March 31, 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010

The following table sets forth information regarding the 2010 vesting of outstanding restricted stock units and stock awards held by our named executive officers. No stock options to acquire our common stock were exercised by a named executive officer in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Adrian Adams	—	—	162,500		$988,000
Andrew I. Koven	—	—	250,000		1,510,000
Charles A. Johnson, M.B. Ch.B.	—	—	—		—
Thomas R. Staab, II	—	—	4,000		19,040	(2)
R. Kim Brazzell, Ph.D.	—	—	4,000		19,040	(2)
Christy L. Shaffer, Ph.D.	—	—	120,000	(3)	722,200	(3)
Benjamin R. Yerxa, Ph.D.	—	—	4,000		19,040	(2)

(1)	Represents the fair market value of our common stock on the applicable grant or vesting date, multiplied by the number of shares of stock awards issued or vested on that date.
(2)	Actual issuance of shares is deferred and will be distributed to the recipients in the form of shares of our common stock six months following termination of service, in accordance with the terms of the related restricted stock unit agreement.
(3)	Includes 100,000 stock awards which vested immediately upon grant. Also includes the vesting of 20,000 restricted stock units. The actual issuance of shares in relation to the vesting of such 20,000 restricted stock units is deferred and will be distributed to Dr. Shaffer in the form of shares of our common stock six months following termination of consulting service in accordance with the terms of the related restricted stock unit agreement.

EQUITY COMPENSATION PLAN INFORMATION

In June 2010, our stockholders approved the Inspire Pharmaceuticals, Inc. Amended and Restated 2010 Equity Compensation Plan, which: (i) merged the Inspire Pharmaceuticals, Inc. Amended and Restated 1995 Stock Plan into the Inspire Pharmaceuticals, Inc. Amended and Restated 2005 Equity Compensation Plan, (ii) increased the number of shares of common stock issuable under the merged plan by 8,250,000 shares, (iii) increased the maximum number of shares issuable to one person on an annual basis from 300,000 to 500,000 shares, and (iv) renamed the merged plan, the “Inspire Pharmaceuticals, Inc. Amended and Restated 2010 Equity Compensation Plan”.

The following table sets forth certain information with respect to securities authorized for issuance under equity incentive plans as of December 31, 2010.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	12,318,198		$7.00	7,645,791

Equity compensation plans not approved by security holders	1,687,500	(1)	$5.93	0

Total	14,005,698		$6.94	7,645,791

(1)	Sign-on options and restricted stock unit awards granted to Messrs. Adams and Koven and Dr. Johnson during 2010 pursuant to the terms of their respective employment agreements. See “Employment Agreements with Named Executive Officers” below for a brief description of the material features of such agreements.

PENSION BENEFITS

The table disclosing the actuarial present value of each named executive officer’s accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each named executive officer during the year is omitted because we did not have a defined benefit plan for our named executive officers or other employees. The only retirement plan available to named executive officers in 2010, 2009, and 2008 was our tax-qualified 401(k) Profit Sharing Plan, or the 401(k) Plan, which is available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each named executive officer withdrawals, earnings and fiscal year end balances in those plans is omitted because, in 2010, 2009 and 2008, we had no nonqualified deferred compensation plans or benefits for our named executive officers or other employees.

401(k) PROFIT SHARING PLAN

We have adopted a 401(k) Plan covering all qualified employees on August 1, 1995. Participants may elect a salary reduction of 1% or more up to the IRS allowed maximum as a tax-deferred contribution to the 401(k) Plan. The 401(k) Plan permits discretionary employer contributions. If employer discretionary contributions are implemented, participants will begin vesting 100% immediately in such contributions. In 2010, 2009 and 2008, we elected a safe harbor contribution at 3.0% of annual compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements for Messrs. Adams and Koven

The employment agreements that were entered into with each of Messrs. Adams and Koven in 2010 provide for payments in relation to certain termination events following a change in control. See “Employment Agreements with Named Executive Officers” below for a description of the change in control provisions applicable under such agreements. Because Messrs. Adams and Koven are entitled to receive change in control payments under their respective employment agreements, they are not entitled to receive benefits under our Executive Change in Control Severance Benefit Plan described below.

Executive Change in Control Severance Benefit Plan

In March 2008, the Compensation Committee of the Board of Directors adopted an Executive Change in Control Severance Benefit Plan, or the CIC Plan, effective March 29, 2008, which replaced previously existing agreements with each executive officer. In July 2009, our Board of Directors adopted amendments to the CIC Plan.

“Change in Control” is defined under the CIC Plan as the determination by the Board of Directors, made by a majority vote that a change in control has occurred, or is about to occur. Such a change does not include, however, a restructuring, reorganization, merger, or other change in capitalization in which the current owners of Inspire maintain more than a 50% interest in the resultant entity. Regardless of the vote of the Board of Directors or whether or not the Board of Directors votes, a change in control will be deemed to have occurred if: (i) with respect to grants made on or prior to July 8, 2009, any person becomes the beneficial owner, directly or indirectly, of securities representing more than 35% of the combined voting power or, with respect to grants made after July 8, 2009, any person becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power; or (ii) the stockholders approve: (A) a plan of complete liquidation; (B) an agreement for the sale or disposition of all or substantially all of Inspire’s assets; or (C) a merger, consolidation, or reorganization of Inspire with or involving any other entity unless Inspire’s stockholders hold 50% or more of the surviving entity after the transaction. However, in no event shall a change in control be deemed to have occurred, with respect to the executive, if the executive is part of the purchasing group which consummates the change in control transaction.

The CIC Plan provides for payment to an applicable executive upon the executive’s termination of employment within two years following a change in control. Generally, in the event of payment under the CIC Plan, the executive would be entitled to a lump sum payment equal to a multiple of the sum of (A) the executive’s highest of the annual base rate of pay for the calendar year in which his or her termination due to change in control occurs or any of the two calendar years immediately preceding such year, plus (B) the higher of the executive’s target incentive bonus applicable as of the date of (x) the change in control, or (y) his or her termination due to change in control. The executive shall not be entitled to any benefits under the CIC Plan, however, in the event that such termination was either (i) effected by Inspire for “cause”, (ii) caused by the death of the executive, (iii) caused by the disability of the executive, or (iv) effected by the executive without “good reason”. The applicable multiplier used to determine the amount of severance pay payable to a participant is two (2) for the Executive Vice Presidents and the Chief Financial Officer.

The CIC Plan provides executives with health and welfare benefits for the number of years immediately following the executive’s termination date equal to the applicable multiplier and requires Inspire to arrange to provide the executive and eligible dependents with life, disability, accident and health insurance benefits substantially similar to those immediately prior to the date of termination. Further, each executive is eligible to receive 12 months of outplacement services following a termination due to change in control and reasonable legal fees and expenses.

Additionally, all outstanding unvested options and awards under any Inspire-sponsored equity compensation grant held by any executive become immediately vested and fully exercisable upon the executive’s termination due to a change in control with respect to equity awards issued after July 8, 2009 and immediately prior to a change in control with respect to equity awards issued on or prior to July 8, 2009.

The benefits payable to any executive will be reduced by any and all payments required to be made by Inspire under federal, state, and local law, under any employment agreement or special severance arrangement or under any other separation policy, plan, or program.

In the event that a payment pursuant to the CIC Plan would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, or any interest or penalties would be incurred by the executive with respect to the excise tax, then: (a) if the total of such payments to the executive exceeds 2.99 times the executive’s “base amount” as defined in Section 280G of the Code by more than 10%, then the executive shall be entitled to receive a gross up payment in an amount such that after payment by the executive of all taxes, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments, or (b) if the total of such payments to the executive exceeds 2.99 times the executive’s “base amount” as defined in Section 280G of the Code by 10% or less, then the cash severance payments payable under the CIC Plan shall be reduced to the maximum amount without subjecting the executive to the excise tax imposed by Section 4999 of the Code.

The table below reflects the estimated amounts of payments or compensation our named executive officers would receive upon their termination as a result of certain triggering events, except as indicated with respect to actual payments to Drs. Shaffer and Yerxa. Except as otherwise indicated, the amounts shown in the tables below assume that the named executive officer is terminated as of December 31, 2010, and that the price per share of our common stock equals $8.40, which was the closing price of our common stock on December 31, 2010, as reported on The Nasdaq Global Market.

				Accelerated Vesting of Outstanding Equity Awards
Name	Termination Triggering Event	Cash Payment	Stock Severance	Stock Options(1)	Restricted Stock Units(2)	Health Insurance Benefits(3)	Outplacement Benefits(4)	Excise Tax Gross-Up Payment	Total
	Adrian Adams
	Death or Disability	$557,397	$—	$538,137	$4,094,998	$—	$—	$—	$5,190,532
	By Company Without Cause	3,157,397	—	538,137	4,094,998	—	—	—	7,790,532
	By Executive for Good Reason	3,157,397	—	538,137	4,094,998	—	—	—	7,790,532
	Related to Change in Control	4,457,397	—	538,137	4,094,998	—	—	—	9,090,532

	Andrew I. Koven
	Death or Disability	$164,877	$—	$327,000	$2,100,002	—	$—	$—	$2,591,879
	By Company Without Cause	1,524,877	—	327,000	2,100,002	$32,043	—	—	3,983,922
	By Executive for Good Reason	1,524,877	—	327,000	2,100,002	32,043	—	—	3,983,922
	Related to Change in Control	2,204,877	—	327,000	2,100,002	48,065	—	—	4,679,944

	Charles A. Johnson, M.B., Ch.B.
	Death or Disability	$58,438	$—	—	—	—	—	$—	$58,438
	By Company Without Cause	453,438	—	—	—	—	$10,000	—	463,438
	By Executive for Good Reason	453,438	—	—	—	—	10,000	—	463,438
	Related to Change in Control	1,185,000	—	$822,500	$1,260,000	$21,237	10,000	—	3,298,737

	Thomas R. Staab, II
	Death or Disability	$180,000	$—	—	—	—	—	$—	$180,000
	By Company Without Cause	540,000	—	—	—	—	$10,000	—	550,000
	By Executive for Good Reason	540,000	—	—	—	—	10,000	—	550,000
	Related to Change in Control	1,080,000	—	$477,024	$120,960	$32,043	10,000	—	1,720,027

	R. Kim Brazzell, Ph.D.
	Death or Disability	$165,360	$—	—	—	—	—	$—	$165,360
	By Company Without Cause	496,080	—	—	—	—	$10,000	—	506,080
	By Executive for Good Reason	496,080	—	—	—	—	10,000	—	506,080
	Related to Change in Control	992,160	—	$442,926	$114,240	$32,043	10,000	—	1,591,369

	Christy L. Shaffer, Ph.D.(5)
	Termination Occurred During 2010	$982,680	$627,000	$413,862	$125,400	$—	$—	$—	$2,148,942

	Benjamin R. Yerxa, Ph.D.(6)
	Termination Occurred During 2010	$434,775	$—	$—	$—	$—	$10,000	$—	$444,775

(1)	For Messrs. Adams, Koven and Staab and Drs. Johnson and Brazzell, this represents the intrinsic value of stock options that were not vested as of December 31, 2010, based on the closing price of $8.40 on December 31, 2010. For Dr. Shaffer, this represents the intrinsic value of unvested stock options that became fully vested and exercisable in connection with her resignation.
(2)	For Messrs. Adams, Koven and Staab and Drs. Johnson and Brazzell, this represents the intrinsic value of restricted stock units that were not vested as of December 31, 2010, based on the closing price of $8.40 on December 31, 2010. For Dr. Shaffer, this represents the intrinsic value of unvested restricted stock units that became fully vested in connection with her resignation.
(3)	Estimated cost of providing health, dental, life and accidental death and dismemberment insurance benefits for the named executive officer’s severance period.
(4)	Estimated cost of providing outplacement benefits for one year.

(5)	Dr. Shaffer resigned as President and Chief Executive Officer effective February 22, 2010. In connection with her resignation, Dr. Shaffer was granted 100,000 shares of the company’s common stock, as well as an option to purchase 100,000 shares of the company’s common stock. Such stock awards and options were fully vested upon the grant date. The intrinsic value of the stock awards is $627,000, based on the closing price of $6.27 on the grant date. The intrinsic value of the option award is $0. This is because the option was fully vested on the grant date, so the exercise price ($6.27) is the same as the closing price on the date the option vested ($6.27). Dr. Shaffer’s option expires March 1, 2013. Dr. Shaffer agreed to consult with the company for a period of two years following her resignation. Dr. Shaffer was/is entitled to the following payments for her consulting services: $49,393.98 for the period ending on March 31, 2010; $116,985.75 for each of the seven calendar quarters commencing with the fiscal quarter ending June 30, 2010 and finishing with the fiscal quarter ending December 31, 2011; and $67,591.77 for the period ending on February 12, 2012.
(6)	Dr. Yerxa resigned as Executive Vice President and Chief, Research and Development effective August 1, 2010. In connection with his resignation, Dr. Yerxa agreed to remain with the company as a consultant through December 31, 2010. Dr. Yerxa was entitled to the following payments for his consulting services: $10,000 for each full calendar month during the period in which he was a consultant; and a pro-rated portion of the $10,000 payment for each partial month during the period for which he was a consultant.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Adams’ Executive Employment Agreement

On February 18, 2010, we entered into an employment agreement with Mr. Adams. The agreement provides for an initial term from February 22, 2010 to December 31, 2014. The term of the agreement shall thereafter be automatically extended for an unlimited number of additional one-year periods unless either party provides six months notice of termination, or until such employment is terminated in accordance with the change in control provisions or other termination provisions set forth in the agreement.

Pursuant to the agreement, Mr. Adams received a base salary of $650,000 for the first year of his employment term. Thereafter, the base salary shall be reviewed by the Board and may be adjusted upward, but in no event shall it be reduced. Under the agreement, Mr. Adams is eligible for an annual cash incentive award equal to: 75% of base salary for performance at threshold levels; 100% of base salary for performance at target levels; and 150% of base salary for performance at or above maximum levels. The Board will meet annually and consult with Mr. Adams to determine the financial and other goals to be used to measure Mr. Adams’ performance for the year. He is also eligible for discretionary cash bonuses, to be paid at the Board’s sole discretion. The agreement provides that his annual cash bonus payable in 2011 with respect to 2010 would not be less than $650,000. As described above, in early 2011, Mr. Adams was awarded a 2010 annual cash bonus of $650,000 consistent with the terms of the agreement.

Under the agreement, Mr. Adams is eligible for annual grants of long term incentive and equity compensation awards at the Board’s discretion, based upon the evaluation of the Compensation Committee of the Board of his performance and peer company compensation practices. In addition, pursuant to the agreement, on February 22, 2010, Mr. Adams was granted 350,000 stock options at an exercise price equal to $6.35, the fair market value of our common stock on the grant date. Twenty-five percent (25%) of such sign-on options vested on February 22, 2010 and the remaining 75% will vest ratably over the 36 months following the first anniversary of the effective date of Mr. Adams’ employment. In addition, we granted Mr. Adams an award of 650,000 restricted stock units following the registration of the shares of common stock underlying such sign-on restricted stock units. Twenty-five percent (25%) of the sign-on restricted stock units were non-forfeitable as of the grant date and the remaining 75% will become non-forfeitable ratably over the 36 months following the first anniversary of the effective date of his employment.

Mr. Adams is eligible to participate in our standard employee benefit plans or programs in the same manner as our other executives; however, Mr. Adams shall be permitted to receive cash in lieu of participating in such coverage where permitted by the plan or applicable law. The agreement also provides that Mr. Adams is entitled to an allowance of $4,500 per month to cover housing costs and a leased automobile valued at approximately $75,000. The agreement further provides that he will be reimbursed for his commuting expenses from his home in Pennsylvania, from which he has been commuting on a weekly basis and sporadically at other times. Mr. Adams will also be reimbursed for the payment of any taxes on his housing allowance, leased automobile perquisite, and commuting expenses.

Mr. Adams has also entered into an agreement regarding non-disclosure of confidential information and assignment of inventions. He will be subject to a covenant not to compete with us during the period of his employment and for one year thereafter.

Under the agreement, either party may terminate Mr. Adams’ employment with or without cause under certain conditions. In the event of termination by either party, Mr. Adams must resign from the Board and any other position he may hold with us. In the event that Mr. Adams is terminated with cause, we may immediately cease payment of any further wages, benefits or other compensation other than earned but unpaid salary and benefits (including accrued but unused vacation days and earned incentive awards) earned through the date of termination. Mr. Adams shall also have continuing obligations under the agreement including, but not limited to agreements regarding non-disclosure of our confidential information, in the event that he is terminated with cause.

In the event that Mr. Adams is terminated without cause or if he resigns for good reason, he shall be entitled to severance pay equal to two times his last annual salary and the average annual cash bonus received for the three calendar years preceding his termination, as well as a pro rata annual cash bonus for the year of termination, immediate vesting of all unvested sign-on stock options and all outstanding sign-on restricted stock units shall immediately become non-forfeitable, and an additional 24 months of vesting of all other equity awards, with vested options remaining exercisable until the earlier of: (i) the two-year anniversary of the termination date or (ii) the end of such options’ maximum stated term. Mr. Adams shall be entitled to this severance pay in addition to the same earned but unpaid benefits he would receive upon a termination for cause.

Upon a Change in Control Event (as defined in the paragraph below), Mr. Adams is entitled to: (i) three times Mr. Adams’ last annual salary and the highest annual cash bonus received for the three calendar years preceding his termination (or, if greater, immediately prior to any event constituting good reason), (ii) a pro rata annual cash bonus for the year of termination, (iii) full vesting of all unvested equity awards, and (iv) the same earned but unpaid benefits he would receive upon a termination for cause.

A “Change in Control Event” occurs in the event that:

•

within two years following a Change in Control, Mr. Adams terminates his employment with good reason (or with good reason as the result of the company taking actions in anticipation of a Change in Control); or

•

Inspire terminates Mr. Adams’ employment without cause within two years following a Change in Control (or in anticipation of a Change in Control that actually occurs within six months of such termination).

Mr. Koven’s Executive Employment Agreement

On April 2, 2010, we entered into an employment agreement with Mr. Koven. The agreement provides for an initial term from May 10, 2010 to December 31, 2014. The term of the agreement shall thereafter be automatically extended for an unlimited number of additional one-year periods unless either party provides six months notice of termination, or until such employment is terminated in accordance with the change in control provisions or other termination provisions set forth in the agreement.

Pursuant to the agreement, Mr. Koven received a base salary of $425,000 for the first year of his employment term. Thereafter, the base salary shall be reviewed by the Board and may be adjusted upward, but in no event shall it be reduced. Under the agreement, Mr. Koven is eligible for an annual cash incentive award equal to 60% of base salary for performance at target levels. The Board will meet annually and consult with Mr. Koven to determine the cash bonus for the year. The agreement provides that his annual cash bonus payable in 2011 with respect to 2010 would not be less than $255,000. As described above, in early 2011, Mr. Koven was awarded a 2010 annual cash bonus of $255,000 consistent with the terms of the agreement.

Under the agreement, Mr. Koven is eligible for annual grants of long term incentive and equity compensation awards at the Board’s discretion, based upon the evaluation of the Compensation Committee of the Board of his performance and peer company compensation practices. In addition, pursuant to the agreement, on May 10, 2010, Mr. Koven was granted 200,000 stock options at an exercise price equal to $6.22, the fair market value of our common stock on the grant date. Twenty-five percent (25%) of such sign-on options vested on May 10, 2010 and the remaining 75% will vest ratably over the 36 months following May 10, 2011, the first anniversary of the effective date of Mr. Koven’s employment. In addition, under his agreement we granted Mr. Koven an award of 500,000 restricted stock units following the registration of the shares of common stock underlying such sign-on restricted stock units. Fifty percent (50%) of the sign-on restricted stock units were non-forfeitable as of the grant date and the remaining 50% will become non-forfeitable ratably over the 36 months following May 10, 2011, the first anniversary of the effective date of his employment.

Mr. Koven is eligible to participate in our standard employee benefit plans or programs in the same manner as our other executives; however, Mr. Koven shall be permitted to receive cash in lieu of participating in such coverage where permitted by the plan or applicable law. The agreement also provides that Mr. Koven is entitled to an allowance of $3,750 per month to cover housing costs and a leased automobile valued at approximately $65,000. The agreement further provides that he will be reimbursed for his commuting expenses from his home in New Jersey, from which he has been commuting on a weekly basis and sporadically at other times. Mr. Koven will also be reimbursed for the payment of any taxes on his housing allowance, leased automobile perquisite, and commuting expenses.

Mr. Koven has also entered into an agreement regarding non-disclosure of confidential information and assignment of inventions. He will be subject to a covenant not to compete with us during the period of his employment and for one year thereafter.

Under the agreement, either party may terminate Mr. Koven’s employment with or without cause under certain conditions. In the event that Mr. Koven is terminated with cause, we may immediately cease payment of any further wages, benefits or other compensation other than earned but unpaid salary and benefits (including accrued but unused vacation days and earned incentive awards) earned through the date of termination. Mr. Koven shall also have continuing obligations under the agreement including, but not limited to agreements regarding non-disclosure of our confidential information, in the event that he is terminated with cause.

In the event that Mr. Koven is terminated without cause or if he resigns for good reason, he shall be entitled to severance pay equal to two times his last annual salary and the average annual cash bonus received for the three calendar years preceding his termination, as well as a pro rata annual cash bonus for the year of termination, immediate vesting of all unvested sign-on options and all outstanding sign-on restricted stock units shall immediately become non-forfeitable, and an additional 24 months of vesting of all other equity awards, with vested options remaining exercisable until the earlier of: (i) the two-year anniversary of the termination date or (ii) the end of such options’ maximum stated term. Mr. Koven will be entitled to this severance pay in addition to the same earned but unpaid benefits he would receive upon a termination for cause.

Upon a Change in Control Event (as defined above under Mr. Adams’ Executive Employment Agreement, but with respect to Mr. Koven), Mr. Koven is entitled to: (i) three times Mr. Koven’s last annual salary and the highest annual cash bonus received for the three calendar years preceding his termination (or, if greater, immediately prior to any event constituting good reason), (ii) a pro rata annual cash bonus for the year of termination, (iii) full vesting of all unvested equity awards, and (iv) the same earned but unpaid benefits he would receive upon a termination for cause.

Dr. Johnson’s Executive Employment Agreement

On August 12, 2010, we entered into an employment agreement with Dr. Johnson. The agreement provides for an initial term from September 15, 2010 to December 31, 2015. The term of the agreement will thereafter be automatically extended for an unlimited number of additional one-year periods unless Inspire or Dr. Johnson provides three months notice not to extend the term, or until such employment is earlier terminated in accordance with termination provisions set forth in the agreement.

The agreement provides Dr. Johnson an initial base salary of $395,000. Commencing in January 2011, salary increases will be considered for subsequent years in connection with an annual review performed by our Compensation Committee, or the full Board. For 2010, Dr. Johnson was guaranteed an annual cash bonus (payable in 2011 in accordance with our Executive Officer Annual Cash Bonus Plan) equal to his target bonus pro-rated to reflect the portion of the year during which he was employed by the company. As described above, in early 2011 Dr. Johnson was awarded a 2010 annual cash bonus of $58,000 consistent with the terms of the agreement. Additionally, Dr. Johnson received a $150,000 sign-on bonus under the agreement. Dr. Johnson’s relocation expenses will be reimbursed up to $250,000 in accordance with our standard policies, subject to repayment to Inspire of all or a portion of such expenses if he is terminated for cause or voluntarily leaves without good reason prior to the end of the twenty-fourth month from the date of commencement of employment.

Dr. Johnson will be eligible for annual grants of long term incentive and equity compensation awards at the good faith discretion of the Compensation Committee, based upon such committee’s evaluation of his performance and peer company compensation practices. In addition, on September 15, 2010, Dr. Johnson was granted 250,000 sign-on stock options at an exercise price of $5.11 which was equal to the fair market value of our common stock on the grant date. Twenty-five percent (25%) of the sign-on stock options will vest on September 15, 2011 and the remaining 75% will vest ratably over the 36 months following the first anniversary of the effective date of Dr. Johnson’s employment until fully vested. In addition, on September 15, 2010, Dr. Johnson was granted 150,000 sign-on restricted stock units. Twenty-five percent of the sign-on restricted stock units will vest on the first anniversary of the effective date of Dr. Johnson’s employment and the remainder will then vest ratably on an annual basis over the next three years on the respective anniversary dates of the effective date of Dr. Johnson’s employment until fully vested.

Under the agreement, either party may terminate Dr. Johnson’s employment with or without cause under certain conditions. In the event that Dr. Johnson is terminated for cause, we may immediately cease payment of any further wages, benefits or other compensation other than earned but unpaid salary and benefits (including accrued but unused vacation days and earned incentive awards) earned through the date of termination.

In the event that Dr. Johnson is terminated without cause or if Dr. Johnson resigns for good reason, he shall be entitled to the following: (a) cash in an amount equal to the sum of (i) one year’s salary as in effect immediately prior to the termination date, and (ii) his pro-rata annual cash bonus; (b) the extension of the post-termination exercise period for all vested options to the earlier of (i) the first anniversary of the termination date, and (ii) the date of expiration of the respective option; (c) continued health benefits under the Consolidated Budget Reconciliation Act of 1984, as amended, subsidized at active employee rates for a period of one year from the first day of the month following the Executive’s termination date; (d) outplacement services for a period of twelve (12) months; and (e) accrued obligations.

Dr. Johnson is also entitled to participate in our Executive Change in Control Severance Benefit Plan (as such plan may be amended).

Mr. Staab’s and Dr. Brazzell’s Employment Agreements

On July 7, 2010, we entered into an employment agreement with each of Mr. Staab and Dr. Brazzell. Each agreement provides for an initial term continuing from July 7, 2010 to December 31, 2015, which shall thereafter be automatically extended for additional one-year periods unless Inspire or the applicable executive provides three months notice not to extend the term. Each agreement may be earlier terminated in accordance with the change in control provisions or other termination provisions set forth therein.

Under their agreements, Mr. Staab and Dr. Brazzell receive a base salary of $360,000 and $330,720, respectively. The base salary shall be reviewed at least annually, and may be adjusted, by our Compensation Committee or our Board, commencing in January 2011. Each executive is eligible to receive an annual cash incentive award in accordance with our Cash Bonus Plan (or other applicable bonus plan in effect). Each executive is eligible to receive equity compensation awards in accordance with our Amended and Restated Equity Compensation Grant Policy (or other applicable policy in effect).

Under each agreement, either party may terminate an executive’s employment. In the event that an executive’s employment is terminated by us for cause or by an executive without good reason, the agreement shall expire as of the termination date and the executive shall only be entitled to accrued obligations, such as unpaid salary, vacation and expenses. In the event that an executive is terminated without cause or if an executive resigns for good reason, such executive shall be entitled to the following: (a) cash in an amount equal to the sum of (i) one year’s salary as in effect immediately prior to the termination date, and (ii) their pro-rata annual cash bonus; (b) the extension of the post-termination exercise period for all vested options to the earlier of (i) the first anniversary of the termination date, and (ii) the date of expiration of the respective option; (c) continued health benefits under the Consolidated Budget Reconciliation Act of 1984, as amended, subsidized at active employee rates for a period of one year from the first day of the month following the Executive’s termination date; (d) outplacement services for a period of twelve (12) months; and (e) accrued obligations. In the event that an executive’s employment shall terminate in the event of death or disability, the executive or his estate or beneficiaries shall be entitled to the following: (a) cash in an amount equal to their pro-rata annual cash bonus, and (b) accrued obligations.

Mr. Staab and Dr. Brazzell are also entitled to participate in our Executive Change in Control Severance Benefit Plan (as such plan may be amended).

SEPARATION AND CONSULTING AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Dr. Shaffer’s Separation of Employment and Consulting Agreement

In connection with her resignation, Dr. Shaffer entered into a Separation of Employment and Consulting Agreement, effective February 22, 2010, pursuant to which she will provide us consulting services for a period of twenty-four (24) months. The agreement provides for: (i) a separation payment of $982,680; (ii) an award of 100,000 stock options; (iii) a stock award for 100,000 shares of our common stock; and (iv) consulting payments, to be paid quarterly, at the annual rate of $467,943.

The stock award and awards of stock options granted to Dr. Shaffer under the Separation and Consulting Agreement were made following a seven-day revocation period and were fully vested and exercisable at the time of grant. In addition, Dr. Shaffer’s previously existing stock options with an exercise price equal to or less than $9.42 per share were amended to provide that the exercise period for such options was extended to the earlier of (i) the applicable award’s expiration date, and (ii) February 22, 2013. To the extent unvested, such options became fully vested and exercisable. All of Dr. Shaffer’s stock options with an exercise price greater than $9.42 per share were terminated on February 22, 2010. Dr. Shaffer’s existing unvested restricted stock units (20,000 units) became fully vested at the expiration of the revocation period.

Dr. Yerxa’s Separation of Employment and Consulting Agreement

In connection with his resignation, Dr. Yerxa entered into a Separation of Employment and Consulting Agreement, effective August 1, 2010, pursuant to which Dr. Yerxa provided consulting services to Inspire from August 1, 2010 through December 31, 2010. Under the terms of the Agreement, Dr. Yerxa was paid (i) $10,000 per month during the consulting period, and (ii) a severance payment of $434,775, which was an amount equal to the sum of then current base salary plus the pro-rated amount of his 2010 target bonus under our Cash Bonus Plan.

Additionally, the post-termination exercise period for Dr. Yerxa’s outstanding vested stock options granted prior to July 1, 2005 under our Amended and Restated 1995 Stock Option Plan with an exercise price of $9.42 or lower was extended under the agreement, to the extent necessary, to permit the exercise of those options through the 90th day following the termination of the consulting period. The terms of Dr. Yerxa’s outstanding vested stock options issued under our Amended and Restated 2010 Equity Compensation Plan (which was previously known as the Amended and Restated 2005 Equity Compensation Plan) and those issued on or after July 1, 2005 under our Amended and Restated 1995 Stock Option Plan generally already provide for termination on the 90th day following the end of the consulting period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, our Compensation Committee consisted of Drs. Kent and Hutson and Mr. Lee. None of the directors on the Compensation Committee is or was formerly an officer or employee of Inspire. See “Related Person Transactions” immediately below regarding Mr. Lee’s relationship with Hatteras Venture Partners, and our agreement with Clinipace, Inc. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

RELATED PERSON TRANSACTIONS

In accordance with the terms of our Code of Conduct and Business Ethics, which was adopted by our Board of Directors on March 29, 2007 and became effective on April 16, 2007, we have a written policy that requires our Chief Compliance Officer, our executive officers and directors, and the Audit Committee of our Board of Directors to review and approve, in advance, the terms and conditions of all related person transactions. Related person transactions to which this policy applies includes any transaction to which we may be party with any of our directors, executive officers or 5% stockholders or their respective immediate family members. In each such case, the related person is required to work with our Chief Compliance Officer and with our executive officers and/or directors, as appropriate, to monitor any potential conflict of interest (or appearance thereof) raised by the subject transaction and to ensure that the counter-party to the transaction is acting in the best interests of Inspire and its stockholders. Any transaction entered into by us with any related person will need to be on commercially available terms that are as favorable to us as would be obtainable from an unaffiliated party.

In February 2009, we entered into an agreement with Clinipace, Inc. for the provision of various data management and biostatistics services to support two Phase 2 clinical trials of AzaSite for the treatment of blepharitis. Under this agreement, we paid Clinipace $364,780 upon execution and an additional $171,158 per month for 12 months commencing in March 2009. Following completion of such 12 month period in 2010, we paid Clinipace an additional amount of $48,412 with respect to close-out costs associated with such Phase 2 clinical trials. Clinipace performed similar services in support of other development programs of the company in 2010. In addition, in 2010 we paid Clinipace $1,000 per month to maintain a website system relating to investigator related trial proposals. We had total expenses associated with Clinipace activities in 2010 of $410,032. Kenneth B. Lee, Jr., the Chairman of Inspire’s Board of Directors, is a general partner of Hatteras Venture Partners, LLC, which has a significant ownership in Clinipace. Christy Shaffer, Inspire’s former President and Chief Executive Officer, also serves as a director of Clinipace and has recently become a partner in Hatteras Venture Partners, LLC. Neither Mr. Lee nor Dr. Shaffer has a personal interest in any amounts paid by Inspire to Clinipace. After reviewing this transaction and proposals from other organizations to provide similar services, the Audit Committee determined that the terms of the Clinipace agreement were more favorable to Inspire than the terms reflected in competitive bids provided by other potential service providers and approved the Clinipace agreement in accordance with the applicable provisions of the Inspire Pharmaceuticals, Inc. Code of Conduct and Business Ethics. Mr. Lee did not participate in the Audit Committee meeting at which the Clinipace agreement was discussed and approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, directors, executive officers and any person holding more than 10% of our common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5. Based on our review of the copies of such forms furnished to us during, or with respect to, the fiscal year ended December 31, 2010, all required reports have been timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report, in accordance with rules established by the Securities and Exchange Commission, for inclusion in this proxy statement.

The Audit Committee of the Board of Directors reviews the results and scope of the annual audit and the services provided by PricewaterhouseCoopers LLP, Inspire’s independent registered public accounting firm and performs such additional functions as are set forth in a written charter adopted by the Board of Directors, a copy of which is located on our website at www.inspirepharm.com. The Audit Committee presently consists of Mr. Lee, as chairperson, and Messrs. Abercrombie and Frey. Mr. Holmer, a member of the company’s Board of Directors, served on the Audit Committee from March 2009 until June 2010. Mr. Abercrombie joined the Audit Committee in March 2010. As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with Inspire’s management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2010;

•	Reviewed and discussed with Inspire’s management the results of the internal audit plan for the year ended December 31, 2010;

•

Reviewed and discussed with Inspire’s management and PricewaterhouseCoopers LLP the evaluation of Inspire’s design and functioning of its internal controls over financial reporting, including the required Section 404 testing undertaken by Inspire’s management and PricewaterhouseCoopers LLP with respect to Inspire’s internal controls over financial reporting;

•	Held separate executive sessions with PricewaterhouseCoopers LLP;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

Received a letter from PricewaterhouseCoopers LLP concerning applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Audit Committee also recommends that Inspire’s stockholders ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2011.

Respectfully submitted,

Audit Committee

Kenneth B. Lee, Jr.

George Abercrombie

Kip A. Frey

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of Inspire for the fiscal year ending December 31, 2011. Stockholder ratification of the appointment is not required by our certificate of incorporation, bylaws or otherwise, but the Board of Directors has decided to ascertain the position of our stockholders on the appointment. The Audit Committee of our Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for ratification. Abstentions are counted as a vote against the proposal, and broker non-votes are not counted in determining the number of shares present or votes cast in connection with the ratification of the appointment.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and/or respond to appropriate questions from our stockholders.

AUDIT AND OTHER FEES

Our independent registered public accounting firm during the fiscal years ended December 31, 2010 and 2009 was PricewaterhouseCoopers LLP. The fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Audit fees	$329,200	$334,475
Audit-related fees	25,450	24,700
Tax fees	54,550	48,500
Any other fees	—	—

Total fees and services	$409,200	$407,675

Audit Fees

The fees for audit services by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were $329,200 and $334,475, respectively. These fees related to services rendered for the audit of our annual financial statements, review of the quarterly financial statements, assistance with and review of documents filed with the Securities and Exchange Commission, and Sarbanes-Oxley Section 404 attestations. Fiscal year 2009 audit fees also included fees paid for services related to our common stock offering.

Audit-Related Fees

The fees for audit-related services by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were $25,450 and $24,700, respectively. These fees relate to services rendered in connection with agreed-upon procedure audits of our corporate partners for both 2010 and 2009.

Tax Fees

The fees for tax services by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were $54,550 and $48,500, respectively. These fees related to recurring and non-recurring tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services to be provided by PricewaterhouseCoopers LLP, including all of the services discussed above, and considers whether any non-audit services would be of a size or nature that would impair the independence of PricewaterhouseCoopers LLP. In 2010, all of the services provided by PricewaterhouseCoopers LLP were approved pursuant to the Audit Committee’s pre-approval policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 3

ADVISORY VOTE REGARDING THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The proxy rules, which were recently amended in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, permit our stockholders to cast an advisory vote on the compensation of our named executive officers as described in this proxy statement. Furthermore, our Board of Directors recognizes that stockholders have a legitimate interest in executive compensation matters and a growing interest in voicing their approval on Inspire’s policies with respect to such matters.

Accordingly, this proposal gives you, as a stockholder, the opportunity to endorse or not endorse our overall compensation programs and policies relating to our named executive officers, as described in detail in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables (and accompanying narrative disclosures) contained in this proxy statement, by voting for or against the compensation of our named executive officers.

Your vote will not directly affect or otherwise limit any compensation or award arrangements that have already been granted to any of our named executive officers. Because your vote is advisory, it will not be binding on the Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures support our business strategy by rewarding successful achievement of specific business goals, as well as Inspire’s operating and financial results. Furthermore, we believe that our compensation policies and procedures, which provide performance-based incentives to maximize shareholder value, are strongly aligned with the long-term interests of our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE REGARDING

THE FREQUENCY OF STOCKHOLDER VOTING ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The following proposal gives you, as a stockholder, the opportunity to inform us as to how frequently you wish for us to include a proposal to permit stockholders to cast an advisory vote on the compensation of our named executive officers in our future annual proxy statements (i.e., a “Say-on-Pay” proposal similar to Proposal No. 3 of this proxy statement). In accordance with the recent changes to Section 14A of the Securities Exchange Act, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, public companies are now required to submit a proposal to their stockholders regarding the frequency of Say-on-Pay votes at least every six years.

In accordance with the new rules, this proposal provides our stockholders with the opportunity to cast an advisory vote on the frequency of Say-on-Pay votes. As indicated on your proxy card, you have four choices with respect to the frequency of Say-on-Pay votes during the next six years: (i) every one (1) year, (ii) every two (2) years, (iii) every three (3) years, and (iv) abstain.

Our Board of Directors recognizes that stockholders want the ability to voice their views on compensation for our named executive officers from time-to-time. Our Board of Directors believes that it is in Inspire’s best interest and in the best interest of our stockholders that a Say-on-Pay vote be held every year.

Because your vote is advisory, it will not be binding on the Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering the frequency of Say-on-Pay proposals in our future proxy statements.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF INCLUDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION IN OUR ANNUAL PROXY STATEMENT EVERY ONE (1) YEAR.

OTHER MATTERS

Management knows of no matters other than those described above that are to be brought before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on the matter.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Upon request, we will furnish, without charge, by first class mail, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, to each of our stockholders of record on March 9, 2011 and to each beneficial stockholder on that date. Such requests are to be made to Jenny Kobin, Vice President of Investor Relations and Corporate Communications, at our offices located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617 or by telephone at (919) 941-9777. A reasonable fee will be charged for copies of requested exhibits.

By Order of the Board of Directors,

JOSEPH M. SPAGNARDI
General Counsel and Secretary

Raleigh, North Carolina

March 25, 2011

INSPIRE PHARMACEUTICALS, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	×

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED, FOR PROPOSALS 2 AND 3 AND
FOR 1 YEAR FOR PROPOSAL 4.

1. Election of Directors:	For	Withhold					For	Withhold			+
01 - Kip A. Frey	☐	☐		02 - Kenneth B. Lee, Jr.			☐	☐

				For	Against	Abstain			For	Against	Abstain

2.   Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011

				☐	☐	☐	3. An advisory vote regarding the compensation of our named executive officers (“Say on Pay”)		☐	☐	☐

4. An advisory vote regarding the frequency of stockholder voting on the compensation of our named executive officers			1 Yr ☐	2 Yrs ☐	3 Yrs ☐	Abstain ☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — INSPIRE PHARMACEUTICALS, INC.

REVOCABLE PROXY FOR 2011 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Adrian Adams and Joseph M. Spagnardi or either of them, each with power of substitution, his or her full and lawful agents and proxies to vote all shares of common stock which the undersigned would possess if personally present at the Annual Meeting of Stockholders (including all adjournments thereof) of Inspire Pharmaceuticals, Inc. to be held at 8:00 a.m., local time, on Friday, May 6, 2011, at our main office located at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

The Board of Directors recommends a vote for each of the proposals listed on the reverse side and more fully described in the Notice of Annual Meeting of Stockholders and proxy statement for the meeting (receipt of which is hereby acknowledged) as set forth in the following sentence. Unless otherwise specified, the vote represented by this proxy will be cast FOR each of the nominees listed under Proposal 1, FOR Proposals 2 and 3 and for 1 YEAR for Proposal 4.

STOCKHOLDERS ARE REQUESTED TO SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued on other side)